UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14-101)
Schedule 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
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Gottschalks Inc.
(Name of Registrant as Specified in its Charter)

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Note: PDF provided as a courtesy

GOTTSCHALKS INC.
7 River Park Place East
Fresno, California 93720
(559) 434-4800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date: June 25, 2008
Time: 10:00 a.m., Pacific Daylight Time
Place: Gottschalks Inc. corporate headquarters located at 7 River Park Place East, Fresno, California

Matters to be voted on:

1. Election of eleven members of the Board of Directors; and

2. Any other matters properly brought before the stockholders at the meeting.

By order of the Board of Directors,

Jim Famalette
Chairman of the Board, President and Chief Executive Officer

Fresno, California
May 20, 2008

PROXY STATEMENT

Your vote at the annual meeting is important to us. You may vote your shares via the Internet by accessing the voting site shown on your proxy card, by telephone by calling the toll-free number shown on your proxy card, by mail using the proxy card, or in person by attending and voting at the meeting.

This proxy statement has information about the annual meeting and was prepared by the Company's management for the Board of Directors. This proxy statement and the accompanying proxy card are being first mailed to stockholders on or about May 20, 2008.

Questions and Answers About Voting

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on May 9, 2008, the record date for our meeting. A total of 13,282,622 shares of common stock can vote at the annual meeting. You have one vote for each share of common stock. The enclosed proxy card shows the number of shares you can vote.

How do I vote by proxy?

You have four voting options:

INTERNET: You can vote over the Internet at the web address shown on your proxy card. Internet voting is available 24 hours per day. If you have access to the Internet, we encourage you to vote this way. IF YOU VOTE OVER THE INTERNET, DO NOT RETURN YOUR PROXY CARD.

TELEPHONE: You can vote by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours per day. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. IF YOU VOTE OVER THE TELEPHONE, DO NOT RETURN YOUR PROXY CARD.

PROXY CARD: You can vote by mail by signing, dating and mailing your proxy card in the postage-paid envelope provided. Follow the instructions on the enclosed proxy card to vote on the proposal to be considered at the annual meeting. The proxyholders named on the proxy card will vote your shares as you instruct. If you sign and return the proxy card but do not vote on the proposal, the proxyholders will vote for you on the proposal. Unless you instruct otherwise, the proxyholders will vote for each of the eleven director nominees.

VOTE IN PERSON: You can attend the annual meeting and vote at that meeting.

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted on at the annual meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

Can I change my vote?

Yes. At any time before the vote on a proposal, you can change your vote. If you originally voted by Internet or telephone, merely access the website or call the toll-free telephone number originally used, and follow the instructions to change your vote. If you originally voted by mail, you may change your vote either by giving the Company's secretary a written notice revoking your proxy or by signing, dating and returning to us a new proxy card. We will honor the proxy card with the latest date. You also may attend the annual meeting and revoke your proxy card at that meeting. Your attendance alone does not automatically revoke your proxy card.

What do I do if my shares are held in "street name"?

If your shares are held in the name of your broker, a bank, or other nominee, your shares are held in "street name" and that party should give you instructions for voting your shares. The availability of Internet and telephone voting depends on that party's voting process. You must also obtain a legal proxy from your broker, bank or other nominee if you wish to vote your shares in person at the meeting. Please follow the instructions on the voting instruction form they send you.

If you are a participant in the Gottschalks Inc. Retirement Savings Plan (the "401(k) Plan"), you will receive separate voting instructions from the trustee of the 401(k) Plan. Internet and telephone voting will not be available to you. Please follow the instructions on the voting instruction form they send to you.

How are votes counted?

We will hold the annual meeting if holders of a majority of the shares of common stock entitled to vote are represented at the annual meeting, in person or by proxy. If you properly executed your proxy your shares will be counted to determine whether we have a quorum, even if you abstain or fail to vote on the proposal listed on the proxy card.

"Broker non-votes" will be counted as present to determine if a quorum exists but will not be counted as present and entitled to vote on any non-routine proposal. A "broker non-vote" occurs with respect to a proposal when a broker is not permitted to vote on that proposal without instruction from the beneficial owner of the shares, and no instruction is given.

Who pays for this proxy solicitation?

We do. In addition to sending you these materials, some of our employees may contact you by telephone, by mail or in person. None of these employees will receive any extra compensation for doing this. We also have asked registered banks and brokers to forward copies of these materials to shareholders for whom they act as nominees at our expense.

MANAGEMENT PROPOSAL

Election of Directors

The entire Board of Directors, consisting of eleven members, will be elected at the annual meeting. The eleven nominees receiving the highest number of votes will be elected. You are not entitled to cumulate your vote in the election of directors. The directors elected will hold office until their successors are elected, which should occur at the next annual meeting. All of the nominees are currently directors of the Company.

At the annual meeting, the persons named in this proxy statement will be nominated as directors by the Governance/Nominating Committee. Each of the nominees has agreed to be named in this proxy statement and to serve as director if elected. Although we know of no reason why one or more of these nominees might not be able to serve, the Board of Directors will propose a substitute nominee if any nominee is not available for election. Biographical information regarding each of the nominees is presented below. The ages listed for the nominees are as of March 31, 2008.

Nominee Biographies

James R. Famalette Director since 1997

James R. Famalette, age 55, became Chairman of the Board on August 9, 2007. He was appointed President and Chief Executive Officer of the Company in 1999 after serving as President and Chief Operating Officer since 1997. Prior to joining the Company, Mr. Famalette was President and Chief Executive Officer of Liberty House, a department and specialty store chain based in Honolulu, Hawaii, from 1993 through 1997. Mr. Famalette served in a variety of other positions with Liberty House from 1987 through 1993, including Vice President, Stores and Vice President, General Merchandise Manager. From 1975 through 1987, he served in various senior management positions with Village Fashions/Cameo Stores and Colonies, a specialty store chain.

Joe Levy Director since 1986

Joe Levy, age 76, the Chairman emeritus of the Company, was the Chairman of the Board of the Company since 1986 and retired on September 1, 2007. He has served the Company, its predecessor and former subsidiary since 1956. From 1986 until 1999, he was also Chief Executive Officer of the Company. Prior to this, Mr. Levy served the Company's predecessor and former subsidiary as Chairman and Chief Executive Officer from 1982 through 1986 and as Executive Vice President from 1972 through 1982. Mr. Levy serves on the Board of Directors of the National Retail Federation. He was formerly Chairman of the California Transportation Commission and served on the Executive Committee of Frederick Atkins, Inc. and the Board of Directors of Community Hospitals of Central California. He has also served on numerous other state and local commissions and public service agencies. Mr. Levy is the husband of Mrs. Sharon Levy.

Joseph J. Penbera Director since 1986

Joseph J. Penbera, age 61, is the Lead Director of the Board. He is also a Fulbright Senior Scholar and Professor of Business at California State University, Fresno, where he formerly served as Dean and Eaton Fellow at The Craig School of Business. Dr. Penbera is also a director of Rug Doctor, Inc., one of the largest cleaning and related chemical companies in the world, a director of Blast Energy Services, Inc., an energy technology firm, and President of EconomistUSA, Inc. He is a former senior economist for several banks, including California Bank and Trust and WestAmerica.

Sharon Levy Director since 1986

Sharon Levy, age 74, was a director of the Company's predecessor and former subsidiary from 1982 until the time the Company was formed in 1986. She retired from service as an elected member of the Board of Supervisors of Fresno County in 2000, after serving on that board since 1975, including serving as Chairman in 1980, 1985, 1990, 1995 and 1999. Mrs. Levy also serves on numerous other public service agencies. Mrs. Levy is the wife of Mr. Joe Levy.

Frederick R. Ruiz Director since 1992

Frederick R. Ruiz, age 65, is the Chairman and CEO of Ruiz Food Products, Inc., a privately held frozen food company based in Dinuba, California. Mr. Ruiz serves on the Board of Directors of McClatchy Newspapers, The California Chamber of Commerce and is a Regent for the University of California. Mr. Ruiz also served on the Board of Directors of Blast Energy Services, Inc. until his resignation on February 27, 2008.

O. James Woodward III Director since 1992

O. James Woodward III, age 72, has been an attorney in the private practice of law in Fresno, California since 1977. He has served as corporate counsel for several public corporations and was Executive Vice President of Glenfed, Inc. from 1988 through 1991. He is now Of Counsel with Baker, Manock & Jensen. In addition to a private law practice, Mr. Woodward has had experience with financial institutions and in real estate development in California. He currently serves on the Boards of Governors of the California State University, Fresno Foundation and the Fresno Regional Foundation. Mr. Woodward also served as Chairman of the Board of Directors of Blast Energy Services, Inc. until his resignation on February 27, 2008.

Jorge Pont Sánchez Director since 1998

Jorge Pont Sánchez, age 70, has been Assistant to the Chairman and International Division Director of El Corte Inglés since 1997. With the exception of the period from 1997 through 1998, he has also been the President and Chief Executive Officer of The Harris Company ("Harris") since 1982. Mr. Pont Sánchez is President of Sephora Cosméticos España, serves on the Boards of Directors of World Wide Retail Exchange, Iberia Líneas Aéreas de España, Parque Temático de Madrid (Warner Bros. Park), Marco Polo Investments and Fundación Ramón Areces and is past President of the International Association of Department Stores.

James L. Czech Director since 2002

James L. Czech, age 68, is President of The James L. Czech Company, LLC, a position he has held since August 2002. From 1993 through July 2002 Mr. Czech was President, Development Group of Urban Retail Properties Co., at the time the nation's largest third-party retail property management company. Also, from 1993 through 2000, Mr. Czech was Executive Vice President of Urban Shopping Centers, Inc. From 1983 to 1993, he served as President, Development Group of JMB Retail Properties Co. From 1981 to 1983, Mr. Czech was Senior Vice President and Chief Financial Officer of Federated Stores Realty, Inc., the shopping center subsidiary of Federated Department Stores, Inc. Prior to 1981, he held senior level positions with various companies in the shopping center industry. Mr. Czech is an Advisor to Caltius Equity Partners II, LP and Kane & Company, Inc., and serves on the Board of Trustees of DePaul University and the Development Council of The Chicago Province of The Society of Jesus. He is a certified public accountant.

Thomas H. McPeters, Esq. Director since 2002

Thomas H. McPeters, Esq., age 71, is a senior partner in the law firm of McPeters McAlearney Shimoff & Hatt, and is Chief Financial Officer and Secretary and a member of the Board of Directors of Harris.

Dale D. Achabal Director since 2004

Dale D. Achabal, age 62, is the L.J. Skaggs Distinguished Professor and Director of the Retail Management Institute at Santa Clara University. He has published extensively in leading journals and presented papers at industry and professional conferences throughout the U.S., Europe and Asia Pacific. He is on the CIO Council of the National Retail Federation and Editorial Board of the Journal of Retailing. Dr. Achabal is a regular lecturer and consultant to a variety of organizations in the areas of retail revenue management and multi-channel retail strategies. He also serves on the Board of Directors of RivalWatch and Goodwill Industries of Silicon Valley.

Philip S. Schlein Director since 2005

Philip S. Schlein, age 73, has been a partner of US Venture Partners, a venture capital firm since 1985. From 1974 to 1985 he was the President and CEO of Macy's California and began his retail career in 1957 with R. H. Macy, Inc. Mr. Schlein served on the Board of Directors of Apple Computer from 1979 to 1987 and currently serves on the Boards of Directors of Catalist, Specialtys, Auction Drop, and Sound ID.

Agreements With Nominees

Mr. Famalette. Under the terms of Mr. Famalette's employment agreement, the Company must cause Mr. Famalette to continue to be elected as a member of the Board of Directors during his term of employment. (See "Narrative Discussion of Summary Compensation Table and Grants of Plan Based Awards - Employment Agreements.")

Mr. Pont Sanchez and Mr. McPeters. Under the terms of the First Amendment to the Stockholders' Agreement, El Corte Ingles and Harris nominated Mr. Pont Sanchez and Mr. McPeters to the Gottschalks Board. The Company, Mr. Joseph Levy and Mr. Bret Levy, both as individuals, El Corte Ingles, and Harris entered into a Stockholders' Agreement on August 20, 1998, which was later amended on December 7, 2004. The Stockholders' Agreement was entered into on the same day the Company acquired substantially all of the assets and business of Harris pursuant to an Asset Purchase Agreement. Mr. Pont Sanchez is the President and Chief Executive Officer of Harris and is the International Division Director of El Corte Ingles. Mr. McPeters is the Chief Financial Officer and Secretary of Harris.

Parties to the Stockholders' Agreement agree to the following for the term of the agreement:

  Cause two El Corte Ingles nominees to be elected to the Gottschalks Board

  Cause the Board to consist of no more than eleven members, two of whom will be the El Corte Ingles nominees and the remaining nine will be management and independent nominees. Under the agreement, Joe Levy (or Bret Levy if Joe Levy is deceased or no longer has the capacity) has the right to designate the management nominees, and the Governance/Nominating Committee has the right to designate the independent nominees.

  Accomplish these terms by voting all Gottschalks common stock they own or have the power to vote in favor of the El Corte Ingles, management, and independent nominees. Gottschalks also agreed to solicit proxies in favor of such nominees

The Stockholders' Agreement provides for the El Corte Ingles nominees to be increased or decreased as a result of changes in the amount of Gottschalks common stock that El Corte Ingles owns (through Harris) as follows:

Impact of Changes In Ownership of Gottschalks' Outstanding Common Stock or Disposal of Common Stock (In Either Case Fully Diluted)	Change to Number of El Corte Ingles Nominees	Change to Size of Board

El Corte Ingles, directly or indirectly, beneficially owns at least 30% of common stock	Increased to 3	Increased to 12

El Corte Ingles disposes of more than 700,000 shares of common stock or El Corte Ingles and its affiliates beneficially own less than 10% of common stock	Decreased to 1	Decreased by number of El Corte Ingles nominees that must resign

El Corte Ingles disposes of more than 1,350,000 shares of common stock or El Corte Ingles and its affiliates beneficially own less than 5% of common stock	Decreased to 0	Decreased by number of El Corte Ingles nominees that must resign

The Stockholders' Agreement also:

  Provides for proportional adjustments to the number of El Corte Ingles nominees in the event of an increase in the Board size (other than as the result of an acquisition transaction approved by the Board),

  Contains other agreements between the parties regarding voting on change in control transactions and participation by Mr. Levy's family in a Gottschalks registration statement, and

  Includes a non-compete agreement from Harris and El Corte Ingles.

The Stockholders' Agreement will terminate when El Corte Ingles is no longer entitled to nominees on the Gottschalks Board, per the above table.

Also on August 20, 1998, Gottschalks and Harris entered into a Registration Rights Agreement granting Harris certain rights to participate in a registration statement filed by Gottschalks with the Securities and Exchange Commission.

Gottschalks has previously filed all original and amended agreements with the Securities and Exchange Commission.

Dr. Penbera is a director of Blast Energy Services, Inc., a Texas corporation. Messrs. Woodward and Ruiz were directors of Blast Energy Services, Inc. prior to resigning from their director positions on February 27, 2008. On January 19, 2007, Blast Energy Services, Inc. filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Code, in the United States Bankruptcy Court for the Southern District of Texas - Houston Division. On February 27, 2008 Blast Energy Services, Inc. emerged from bankruptcy after having their plan of reorganization confirmed by the court.

If a quorum is present, the eleven nominees for director receiving the highest number of votes will be elected.

The Board of Directors of the Company recommends that you vote for the nominees listed above. If you send in your proxy (either by Internet, telephone or by mail), it will be voted in favor of these nominees unless you specify otherwise.

BOARD OF DIRECTORS

Meetings of the Board of Directors

During the fiscal year ended February 2, 2008 ("fiscal 2007"), the Board of Directors held 8 meetings. Each director attended, either in person or by telephone, at least 75% of the Board meetings and meetings of Board Committees that he or she was eligible to attend. Annually, pursuant to Section 303A.02(a) of the New York Stock Exchange regulations, the Company and the Board of Directors undertakes a review of director independence. As a result of this review, and based on information furnished by all members of the Board regarding their relationships with the Company, and research conducted by management with respect to outside affiliations, the Board affirmatively determined that six of the eleven current directors, Mr. Dale Achabal, Mr. James Czech, Dr. Joseph Penbera, Mr. Fred Ruiz, Mr. Philip Schlein and Mr. James Woodward, are independent of the Company and its management under the independence standards set forth under the New York Stock Exchange independence standards and under the independence standards set forth in Rule 10A-3 under the Securities Exchange Act of 1934. All directors were present at last year's annual meeting, but the Company does not currently have a policy with regard to Board members' attendance at annual meetings.

Committees of the Board and Governance Documents. The Board of Directors has three principal committees. All members of the three committees are independent under the standards of the New York Stock Exchange and, with respect to the Audit Committee, the rules of the Securities and Exchange Commission ("SEC"). The Audit Committee, Compensation Committee and Governance/Nominating Committee have written charters which are available in print free of charge, upon written request to the Company at 7 River Park Place East, Fresno, California 93720, and are available at the Company's website at http://www.gottschalks.com. The Company also includes on its website and in print, free of charge upon written request, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to officers and to all employees at Gottschalks, as well as the Directors, temporary workers and other independent contractors and consultants when engaged by or otherwise representing the Company and its interest. The following chart describes the function and membership of each committee and the number of times it met in the fiscal year ended February 2, 2008. No member of the Audit Committee serves on the Audit Committee of more than three other public company boards.

Audit Committee - 4 Meetings
Function	Members
   Review report of independent registered public accounting firm
   Review scope of annual audit and quarterly reviews by independent registered public accounting firm
   Engage, oversee and, where appropriate, replace the external auditors
   Evaluate independence and qualifications of independent registered public accounting firm
   Oversee internal accounting and control systems
   Review with management and auditors accounting and financial reporting requirements and practices affecting the Company
   Evaluate and oversee internal audit staff
   Assist the Board's oversight of the Company's compliance with legal and regulatory requirements
   Discuss policies with respect to risk assessment and risk management
   Report regularly to the Board regarding any issues that arise with respect to the quality or integrity of the Company's financial statements, performance of the internal audit function, performance and independence of the Company's independent auditors or the Company's compliance with legal or regulatory requirements
Joseph J. Penbera, Chairman James L. Czech O. James Woodward III Dale D. Achabal

The Board of Directors had determined that Dr. Joseph Penbera is an "audit committee financial expert," as defined in the applicable rules of the SEC.

Compensation Committee - 4 Meetings
Function	Members
Review and approve executive compensation and employment agreements Review and approve bonuses and stock option grants	O. James Woodward III, Chairman Joseph J. Penbera Frederick R. Ruiz Philip S. Schlein

The Compensation Committee of Gottschalks Inc. (the "Compensation Committee") is composed of four directors meeting the independence requirements of the New York Stock Exchange, all of which are "non-employee directors" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Compensation Committee operates under a written charter adopted by the Board of Directors. The written charter was adopted during 2003.

The Compensation Committee is authorized to fix the compensation of executive officers of the Company, to establish and administer the annual incentive plan or plans applicable to executive officers of the Company, including, without limitation, to administer the stock option plans of the Company as may from time to time be acquired or adopted, including, without limitation, the 2005 Stock Option Plan. To that end, the Compensation Committee met and exercised all the powers and authority of the Board of Directors to the extent permitted under Section 141 of the Delaware General Corporation Law.

The only executive officer with a role in the compensation process is the Chief Executive Officer. The Chief Executive Officer recommends base salary, annual incentive bonus, stock option grant and other benefit amounts for the executive officers of the Company. The Compensation Committee reviews such recommendations and makes the final determination of actual amounts to be paid to the executive officers.

No executive officers have a role in the timing of stock option grants, and the Compensation Committee does not delegate to any other person any aspect of administration of a timing program, plan or practice, with regard to such grants. The Compensation Committee does, however, reserve the right to delegate some or all of its authority with respect to the 2005 Stock Option Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more of our officers. Such delegation must be made by a resolution that specifies the total number of options that may be granted under the delegated authority, and no officer may be delegated the power to designate himself or herself as a recipient of such options.

The Compensation Committee may determine, from time to time, the advisability of retaining a compensation consultant to assist in the evaluation of Chief Executive Officer or other executive officer compensation. The Compensation Committee has the authority to retain, at Company expense, and terminate a compensation consultant, including sole authority to approve the consultant's fees and other retention terms. Mr. Famalette, on behalf of the Compensation Committee, retained Mercer, Inc. as a compensation consultant during fiscal 2007. Mercer, Inc. was retained to analyze the Company's current incentive pay practices and to develop recommendations for improving competitiveness of incentive pay.

Compensation Committee Interlocks And Insider Participation. No member of the current Compensation Committee is a former or current officer or employee of the Company or its subsidiary, or is employed by a company whose board of directors includes a member of management of the Company.

Governance/Nominating Committee - 4 Meetings

Function	Members
   Review qualifications of and nominate candidates for the Board of Directors (other than those nominated by stockholders)

   Formalize and revise the Company's corporate governance policies and practices, including recommending to the Board of Directors Corporate Governance Guidelines

   Monitor the Company's compliance with the policies and the Corporate Governance Guidelines (the Corporate Governance Guidelines are available at http://www.gottschalks.com)
James L. Czech, Chairman Dale D. Achabal Frederick R. Ruiz Philip S. Schlein

The Company sees board recruiting as an opportunity to add someone with a defined set of skills and experience who will improve the Board's ability to support the business strategy. We take a sophisticated approach to filling director seats that begins with an examination of the key issues the Company will be facing. The Board then determines the sort of background and experience that will best position it to address these challenges. After taking stock of the skills the current directors possess, the Board is able to identify gaps that will need to be filled, and thus define the ideal profile for a new director.

The Governance/Nominating Committee will consider recommending persons identified by stockholders of the Company if a written recommendation is timely received by the Company's secretary. Such a recommendation must be received no later than the last day that a stockholder would be permitted to nominate an individual for election as a director pursuant to the Company's Bylaws (See "Future Stockholder Proposals and Nominations") and such written recommendation must contain at least the same information with respect to such person as required by the Bylaws. There are no differences in the manner in which the Governance/Nominating Committee evaluates a candidate that is recommended for nomination by a stockholder.

The Company did not pay any fee to any third party to identify or evaluate or assist in identifying or evaluating potential nominees for election as directors at the annual meeting.

Other Committees

In the fourth quarter of fiscal 2006, the Company announced that its Board of Directors formed a special strategic committee, chaired by Dr. Joseph J. Penbera, to identify and evaluate various strategic alternatives to maximize shareholder value including, a revised business plan, operating partnerships, joint ventures, strategic alliances, share repurchases, a recapitalization, and the sale or merger of the Company. The special strategic committee was comprised of the Board's six independent directors for the alternative review process.

The Company also announced that the Board of Directors' had retained UBS Investment Bank to assist its special strategic committee in exploring various alternatives available to the Company. The Company also continued to use the financial advisory services of Financo, Inc.

On August 30, 2007, the Company announced that the Committee had concluded its evaluation of strategic alternatives and determined it was in the best interest of Gottschalks' shareholders to aggressively focus on a revised business plan. With this decision, the special strategic committee was dissolved.

In the fourth quarter of fiscal 2007, the Board of Directors formed a special real estate committee, chaired by Mr. James L. Czech, to evaluate the Company's owned properties as to how the value of the properties can be maximized for the shareholders. In addition, the committee will review the Company's leased properties with the purpose of maximizing values through various alternative strategies. The special real estate committee is comprised of both independent and non-independent Board members.

The non-management directors met in executive session two times in fiscal 2007. Dr. Joseph J. Penbera, the lead director, presides over the executive sessions.

Communication with the Board of Directors

Any shareholder or other interested parties who wish to communicate with the lead director or with the non-management directors as a group should direct their correspondence addressed to the Board or an individual Board member, to the office of Internal Audit, Gottschalks Inc., 7 River Park Place East, Fresno, CA 93720. Such communication will be directed to the intended director or directors.

COMMITTEE REPORTS

Audit Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any filing by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, unless we specifically state otherwise.

The Audit Committee of Gottschalks Inc. (the "Audit Committee") is composed of independent directors and operates under a written charter adopted by the Board of Directors. The written charter was revised and adopted during 2003. The current members of the Audit Committee are Joseph J. Penbera (Chairman), Dale D. Achabal, James L. Czech and O. James Woodward III. The members of the Audit Committee meet the standards of independence and other qualifications required by the New York Stock Exchange and the Securities and Exchange Commission.

The Audit Committee assisted the Board in fulfilling its oversight responsibilities. The Audit Committee reviewed the financial reporting process, the system of internal control, enterprise risk assessment, the audit process, and the Company's process for monitoring compliance with laws and regulations. The Audit Committee also provided an open avenue of communication among the external auditors, management, internal audit and the Board. To effectively perform his or her role, each Audit Committee member has an understanding of the responsibilities of Audit Committee membership, as well as the Company's business, operations, and risks.

Management is responsible for the Company's internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

In fulfilling the Audit Committee's responsibilities, the Audit Committee met and held various discussions with management and the independent registered public accounting firm, including meetings conducted prior to the issuance of quarterly and annual earnings to the public. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communications with Audit Committees."

The Company's independent registered public accounting firm also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and the Audit Committee discussed with the independent registered public accounting firm that firm's independence.

Based upon the Audit Committee's discussion with management and the independent registered public accounting firm regarding our audited financial statements and the Audit Committee's review of the report of the independent registered public accounting firm, and the representations of management, the Audit Committee recommended that the Board of Directors approve the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the year ended February 2, 2008 filed with the Securities and Exchange Commission.

This Audit Committee Report is submitted by the members of the Fiscal 2007 Audit Committee.

Joseph J. Penbera (Chairman)
Dale D. Achabal
James L. Czech
O. James Woodward III

Governance/Nominating Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any filing by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, unless we specifically state otherwise.

The Governance/Nominating Committee of Gottschalks Inc. is responsible for taking a leadership role in formalizing and revising the Company's corporate governance policies and practices, including recommending to the Company's Board of Directors corporate governance guidelines applicable to the Company and for monitoring the Company's compliance with the policies and the Corporate Governance Guidelines. In addition, the Committee reviews and assesses the adequacy of the Company's Code of Conduct and Ethics and other internal policies and guidelines.

The Committee is responsible for identifying individuals qualified to become members of the Company's Board; for recommending director nominees to the Board for the next annual meeting of stockholders; for providing the Board an annual review of the Board's performance; and for recommending director candidates to the Board for the Board's consideration and appointment to each of the Board's Committees. The Committee promotes independent Board member education via seminars and conferences to further develop the knowledge base and expertise needed to fulfill effective governance overview, and several Board members participated in such programs in 2007.

The Governance/Nominating Committee conducts an annual review of the Board's performance, in accordance with guidelines recommended by the Committee and approved by the Board. This review includes an overview of the talent base of the Board as a whole as well as an individual assessment of each Director's skills, areas of expertise, qualification as "independent" under the New York Stock Exchange listing standards and any other applicable laws, rules and regulations, consideration of any changes in a Director's responsibilities that have occurred since the Director was first elected to the Board, and such other factors as may be determined by the Committee to be appropriate for review. The results of the Committee's review of Board performance are summarized and presented to the Board.

In 2007, the Governance/Nominating Committee, presided by its chairman, met four times to assess the Company's compliance with corporate governance requirements and guidelines. The Independent Directors, all of whom meet the criteria for independence prescribed by the New York Stock Exchange, met two times without the CEO present. Dr. Joseph J. Penbera, the Lead Director, presides over the Independent Director meetings and establishes the agenda.

This Governance/Nominating Committee Report is submitted by the members of the Fiscal 2007 Governance/Nominating Committee.

James L. Czech, Chairman
Dale D. Achabal
Frederick R. Ruiz
Philip S. Schlein

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we provide an overview and analysis of our executive compensation program and policies. This analysis includes a discussion regarding the objectives of our program, what our program is designed to reward, each element of compensation, why we choose to pay each element, how we determine the amount for each element, and how each element aligns with our overall compensation objectives.

This Compensation Discussion and Analysis provides information regarding the compensation paid to the following individuals, referred to as the named executive officers, in fiscal 2007:

    James R. Famalette, Chairman, President and Chief Executive Officer;

    Daniel T. Warzenski, Vice President, Chief Financial Officer and Secretary;

    J. Gregory Ambro, Executive Vice President and Chief Operating Officer;

    Scott G. Manson, Senior Vice President and General Merchandise Manager;

    Michael J. Schmidt, Senior Vice President and Director of Stores

Oversight of Executive Compensation Program

The Compensation Committee of our Board of Directors (the "Compensation Committee") oversees our compensation programs designed specifically for our executive officers, including all named executive officers appearing in the Summary Compensation Table. The Board of Directors established the Compensation Committee for the primary purpose of reviewing and approving executive compensation and employment agreements, including but not limited to review and approval of salaries, bonuses, stock options and other benefits for executive officers. All members of the Compensation Committee are independent under the standards of the New York Stock Exchange. The responsibilities of the Compensation Committee are stated in its charter, which is available on our website at www.gottschalks.com.

Objectives of our Executive Compensation Program

Our executive compensation program has been designed with two main objectives in mind:

  Attract and retain highly qualified executives to better enable us to achieve our financial and operational goals

  Align executives' incentives with enhancement of long-term shareholder value

Design of our Executive Compensation Program

We attempt to attract highly qualified executives by designing our compensation packages to be competitive with comparable employers. We provide a variety of different elements of compensation to our executives in order to remain competitive within the current marketplace. These elements are identified and discussed in detail below. Retention of our qualified executives is accomplished through an annual performance review process, which focuses on ensuring that executives are being adequately compensated for improving Company performance and enhancing shareholder value. The review process also serves to ensure that the executives' current level of compensation remains competitive with comparable employers on an annual basis. Attainment of earnings targets is rewarded through our annual performance incentive plan, referred to herein as the Executive Bonus Plan, covering all named executive officers. Rewarding earnings strength and growth results in the enhancement of long-term shareholder value. In summary, our executive compensation program is designed to reward the achievement of predetermined financial objectives and overall business growth.

Elements of Compensation

Our executive compensation program consists primarily of three elements: base salary, annual performance incentives and stock options. Other elements of executive compensation include discretionary bonuses, nonqualified deferred compensation, other compensation and benefits, severance agreements and change in control agreements. The sum of all elements is intended to be a reflection of the competitive market rate as determined by the corporate compensation environment. The Compensation Committee adjusts individual elements in accordance with the competitive market rate, as it deems necessary. These adjustments result in a comprehensive compensation package that adequately reflects current market conditions.

Base Salary. We choose to pay base salary so that our executive compensation program remains competitive with similarly positioned companies. Offering base salary assists us in achieving our objective to attract and retain highly qualified executives. The purpose of base salary is to reward executives for their expertise, and for the time commitment required of them to effectively carry out their duties.

The initial base salary of the Chief Executive Officer is determined by the Compensation Committee based on factors such as scope of responsibility, overall performance of the Company, industry specific experience, and locale. The Compensation Committee also benchmarks salary ranges of chief executive officers at comparable companies1. Annual adjustments, if any, to base salary are determined by the Compensation Committee based on an annual evaluation of the performance of the Chief Executive Officer in light of the corporate goals and objectives. The Compensation Committee also considers the Company's performance, relative shareholder return, the amount of compensation paid to chief executive officers at comparable companies, and the compensation paid in prior years.

During fiscal 2007, Mr. Famalette's base annual salary was not adjusted per the discretion of the Compensation Committee, however, the Compensation Committee did grant Mr. Famalette an additional week of vacation beginning with fiscal 2008, allowing him to earn a total of five weeks annually. Mr. Famalette's base annual salary remains at $560,000 per year.

The Chief Executive Officer, in turn, recommends an initial base salary for all other executive officers of the Company based on factors such as scope of responsibility, base salary ranges of similarly positioned executives of the Company, industry specific experience, and locale. The Chief Executive Officer also benchmarks salary ranges of similarly positioned executive officers at comparable companies. Annual adjustments, if any, to base salary are recommended by the Chief Executive Officer based on each executive officer's individual performance, the performance of areas within the executive officer's scope of responsibility, and the overall performance of the Company. The Compensation Committee reviews the Chief Executive Officer's recommendations for such officers' annual base salary levels and makes the final determination of such levels based on the factors referred to above and such other factors as it may consider relevant under the circumstances.

During fiscal 2007, adjustments were made to the following named executive officers' base annual salaries:

  Mr. Warzenski's base annual salary was increased from $205,000 per year to $225,000 per year. This increase of 9.8% was recommended by the Chief Executive Officer and approved by the Compensation Committee to appropriately compensate Mr. Warzenski for his August 9, 2007 promotion to Vice President and Chief Financial Officer. Included in the above increase is a merit increase received by Mr. Warzenski prior to his promotion. Prior to being promoted, Mr. Warzenski was Vice President and Chief Accounting Officer.

  Mr. Ambro's base annual salary was increased from $365,000 per year to $395,000 per year. This increase of 8.2% was recommended by the Chief Executive Officer and approved by the Compensation Committee to appropriately compensate Mr. Ambro for his August 9, 2007 promotion to Executive Vice President and Chief Operating Officer. Included in the above increase is a merit increase received by Mr. Ambro prior to his

______________________

1   Talbots, Abercrombie, Wet Seal, Charming Shoppes, Chico's, Guess, Goodys, Payless, Ann Taylor, Pacific Sun, Stage Stores, American Eagle, Christopher Banks, Cato, Brown Shoe, Jos. Banks, Buckle, Family Dollar, Shopko, Childrens Place, Retail Ventures, Gymboree, Bon Ton, Hot Topic, Aeropostale, United Retail, Shoe Carnival, Men's Wearhouse, Gadzooks, Wilsons, Steinmart, Cache, Bebe, Mother's Work, Claires, S&K, Duckwall and Freds

  promotion. Prior to being promoted, Mr. Ambro was Senior Vice President, Chief Financial Officer and Chief Administrative Officer.

  Mr. Manson's base annual salary was increased from $350,000 per year to $360,000 per year. This merit increase of 2.9% was recommended by the Chief Executive Officer and approved by the Compensation Committee.

  Mr. Schmidt's base annual salary was increased from $295,000 per year to $315,000 per year. This merit increase of 6.8% was recommended by the Chief Executive Officer and approved by the Compensation Committee.

A fiscal 2008 salary freeze for all named executive officers was recommended by the Chief Executive Officer and approved by the Compensation Committee. This recommendation was made in response to business conditions and the current economic environment.

Annual Performance Incentives. We choose to pay annual performance incentives to encourage and reward achievement of specified goals established by the Compensation Committee, and to improve the overall performance of the Company. Offering annual performance incentives assists us in achieving our objective to attract and retain highly qualified employees. In addition, offering such annual performance incentives provides us with a catalyst that allows us to align executives' incentives with enhancement of long-term shareholder value.

Our Executive Bonus Plan currently in effect ("Bonus Plan") offers the Chief Executive Officer and our other executive officers a bonus opportunity linked to Company performance. Under the Bonus Plan, the Compensation Committee establishes a goal at the beginning of each fiscal year to achieve a targeted net income. The Board of Directors then reviews the Compensation Committee recommendation and approves a final goal. This final goal represents the threshold for receiving a bonus payment under the Bonus Plan. The threshold for fiscal 2007 was the opening planned net income for the year. Beginning with the threshold, the Compensation Committee establishes four additional bonus levels that are incrementally larger than the threshold. The Compensation Committee determines such amounts based on what they deem to be reasonable given historical Company performance and the state of the economy and retail industry each year. In total, there are five bonus levels, the first level represents the threshold payout, the third level represents the targeted payout and the fifth level represents the maximum payout. If the Company achieves the net income goal for the year, the Chief Executive Officer and Executive Vice President may be paid a bonus in the following fiscal year of up to 50% of their respective base salaries, Senior Vice Presidents may be paid a bonus in the following fiscal year of up to 25% of their respective base salaries and Vice Presidents and selected officers may be paid a bonus in the following fiscal year of up to 20% of their respective base salaries. Base salaries, as referred to above, are defined as being the base salary in place immediately after the conclusion of the annual performance review process which typically occurs during June. Such bonuses are typically calculated and paid during June following the fiscal year in which the bonus was earned.

The goals established by the Board of Directors are communicated to executive officers immediately after the Board of Directors approves the annual business plan at a board meeting that occurs near the end of the first fiscal quarter. With respect to the bonus awarded to the Chief Executive Officer, the Compensation Committee determines the actual bonus amount within the aforementioned ranges based on the guidelines described below. The Chief Executive Officer, in turn, recommends bonus amounts for the other executive officers of the Company. Generally, 75% of the potential bonus is based solely on the Company's performance, and 25% of the potential bonus is based on the executive officer's performance measured against the executive officer's goals. Bonuses are generally not paid if we do not achieve our net income threshold goal for the applicable year. The executive officer's performance must be rated satisfactory or better on their annual performance appraisal to receive a bonus payment. Any written disciplinary action received six months prior to the bonus payment constitutes unsatisfactory performance and causes the executive officer to be ineligible to receive a bonus payment. The executive officer must also be actively employed at the time of the bonus payout to receive a bonus. The Compensation Committee reviews the Chief Executive Officer's recommendations for such officers' bonus levels and makes the final determination of such levels based on the factors referred to above and such other factors as it may consider relevant under the circumstances.

We use net income as the main measure of corporate performance instead of earnings per share because of the potential effect that dilution of outstanding shares has on the earnings per share calculation, and ultimately the potential effect such dilution would have on annual performance incentive goals if such goals were linked to earnings per share performance.

We do not currently have any policies in place regarding the adjustment or recovery of awards or payments if our relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce or increase the size of an award or payment. The Compensation Committee does, however, reserve the right to adjust an award if financial statements are restated due to unforeseen circumstances and/or new rulings implemented by regulatory bodies.

Stock Options. We choose to compensate executive officers with stock options for the purpose of motivating our executive officers to produce results that benefit our shareholders. Granting such options encourages and facilitates key employee stock ownership of the Company, which achieves our objective of aligning executives' incentives with enhancement of shareholder value.

Stock options are granted to our executive officers at the discretion of the Compensation Committee in accordance with the 2005 Stock Option Plan (the "2005 Plan") as approved by our shareholders. We also maintain the 1998 Stock Option Plan (the "1998 Plan") and the 1994 Stock Option Plan (the "1994 Plan") which were also approved by our shareholders. Certain outstanding options were granted under the 1998 Plan and the 1994 Plan. The determination to grant options is based on factors such as the current number of unexercised options held by executive officers and employees, the expiration dates of those options, the amount of work required by the provisions of FASB Statement of Financial Accounting Standards No. 123R (FAS 123R) in order to properly track and report such options, and the current financial performance of the Company. The amount of options granted is determined based on the individual's performance, level of responsibility and the performance of the Company. The Compensation Committee determines option grants for the Chief Executive Officer. Grants for other executive officers are recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee. Stock options are granted with an exercise price equal to the closing market price of our common stock on the date of the grant. Such options vest at a rate of 25% per year beginning on the first anniversary after the date of the grant and expire after ten years.

The Compensation Committee has a meeting in the first fiscal quarter of each year to determine the amount of options to be granted to existing executive officers. The grant date for those options is generally scheduled for the last business day of the first fiscal quarter, but is subject to change. The same grant date is typically used each year for all existing executive officers in order to provide consistency. Newly hired executive officers may be granted options subject to the approval of the Compensation Committee. All options granted to newly hired executive officers are granted on their hire date.

Beginning in fiscal 2006 the accounting treatment for stock options changed as a result of FAS 123R, making grants of stock options less attractive. The less attractive accounting treatment combined with the increased time and effort required to account for granted stock options influenced the Board of Directors to decide to not grant any stock options to existing executive officers and directors under the 2005 Plan during both fiscal 2007 and fiscal 2008. The only exception is that executive officers that begin service during either fiscal 2007 or fiscal 2008 may be granted options upon being hired.

There are currently no programs or plans in place to time stock option grants to executive officers in coordination with the release of material nonpublic information, or for the purpose of affecting the value of compensation. In addition, no executive officers have a role in the timing of stock option grants, and the Compensation Committee does not delegate to any other person any aspect of administration of a timing program, plan or practice, with regard to such grants. The Compensation Committee does, however, reserve the right to delegate some or all of its authority with respect to the Plan to another committee of directors, and certain limited authority to grant awards to employees may be delegated to one or more of our officers.

Discretionary Bonuses. Typically bonuses paid to executive officers are those bonuses provided for by the Executive Bonus Plan, as described above in the "Annual Performance Incentives" section. The Compensation Committee, however, does reserve the right to issue discretionary bonuses to individuals who have superior performance within their department or scope of responsibility, even if the Company's net income goal for the year is not met. The Compensation Committee also reserves the right to reimburse certain relocation expenses, and issue discretionary signing bonuses as a tool to attract highly qualified executives.

Nonqualified Deferred Compensation Plan. We do not currently offer a nonqualified deferred compensation plan to our executive officers. Mr. Schmidt has amounts in a nonqualified deferred compensation plan that originated on February 1, 1984. This plan was frozen in 1993. Mr. Schmidt continues to earn interest on previously deferred amounts. As noted previously, executive officers, including Mr. Schmidt, are not allowed to contribute to this nonqualified deferred compensation plan. The plan was originally offered as a tool to attract and retain highly qualified executives.

Other Compensation and Benefits. Our executive officers participate in certain benefit plans on the same terms as other employees. These plans include medical, dental, vision, group term life, and long-term disability insurance, as well as an associate discount on select merchandise, employee stock purchase plan, 401(k) plan and a Flex 125 cafeteria plan. The Flex 125 cafeteria plan provides for deferral of employee earnings into an account that may be used to pay for certain future medical and child/dependent care expenses. Car allowances are provided to Mr. Famalette and Mr. Schmidt. We also pay the premium on a personal life insurance policy for Mr. Famalette.

The amount of other compensation and benefits offered to both the Chief Executive Officer and other named executive officers is based on industry standards in order to be competitive within the current job market. The purpose of offering such compensation is to attract and retain highly qualified executives. The Compensation Committee determines and approves these amounts for the Chief Executive Officer. The Chief Executive Officer, in turn, recommends such compensation levels for other executive officers. The Compensation Committee reviews such recommendations prior to approval.

Severance Agreements. See Narrative Discussion of Severance Agreements.

Change in Control Agreements. See Narrative Discussion of Change in Control Agreements.

Compensation Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any filing by the Company under the Securities Act of 1933 or under the Securities Exchange Act of 1934, unless we specifically state otherwise.

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on Form 10-K. This report is provided by the following independent directors, who comprise the committee:

O. James Woodward III, Chairman
Joseph J. Penbera
Frederick R. Ruiz
Philip S. Schlein

SUMMARY COMPENSATION TABLE
For the fiscal years ended February 2, 2008 and February 3, 2007

Name and Principal Position	Fiscal Year	Salary (1) ($)	Bonus ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)		Total ($)
James R. Famalette Chairman, President and Chief Executive Officer	2007	560,000	-	-	31,676	-	-	20,790	(5)	612,466
	2006	570,769	-	-	59,838	-	-	22,102	(5)	652,709
Daniel T. Warzenski (7) Vice President, Chief Financial Officer and Secretary	2007	215,680	-	-	3,492	-	-	443		219,615

J. Gregory Ambro Executive Vice President and Chief Operating Officer	2007	382,885	-	-	24,718	-	-	7,193		414,796
	2006	361,423	-	-	47,331	-	-	6,908		415,662
Scott G. Manson Senior Vice President and General Merchandise Manager	2007	357,693	-	-	15,938	-	-	7,193		380,824
	2006	357,538	-	-	30,064	-	-	4,688		392,290
Michael J. Schmidt Senior Vice President and Director of Stores	2007	308,077	-	-	15,838	-	1,118	18,000	(6)	343,033
	2006	295,192	-	-	29,919	-	1,045	16,915	(6)	343,071

(1)	Amounts in this column represent base salary earned during fiscal 2007 (February 4, 2007 through February 2, 2008) and fiscal 2006 (January 29, 2006 through February 3, 2007), respectively. Fiscal 2007 consisted of a fifty-two week year, while fiscal 2006 consisted of a fifty-three week year which occurs every six years on the retail calendar. As a result, an additional week's worth of salary is included for each named executive officer during fiscal 2006.

(2)	Amounts in this column reflect expense recognized in our financial statements in accordance with FAS 123R with respect to stock options granted in prior years, with the exception that the above calculation does not reflect the estimate of forfeitures related to service-based vesting used for financial statement reporting purposes. The assumptions made in the valuation of these awards are set forth in Note 13 of the financial statements in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

(3)	Amounts in this column represent above-market earnings on nonqualified deferred compensation. Details of this calculation are provided in the Narrative Discussion of Nonqualified Deferred Compensation.

(4)	Amounts in this column represent various forms of compensation such as car allowances, 401(k) company match, group term and individual term life insurance premiums. All items that individually exceed $10,000 are disclosed below.

(5)	Both the fiscal 2007 and fiscal 2006 amounts include a car allowance of $12,000. Mr. Famalette is currently provided with a car allowance of $1,000 per month.

(6)	Fiscal 2007 amount includes a car allowance of $10,800, and fiscal 2006 amount includes a car allowance of $10,200. Mr. Schmidt is currently provided with a car allowance of $900 per month. During the first six months of fiscal 2006, Mr. Schmidt was provided with a car allowance of $800 per month.

(7)	Mr. Warzenski was not a named executive officer during fiscal 2006. As such, Mr. Warzenski's compensation information for fiscal 2006 is not disclosed. Mr. Warzenski became a named executive officer effective August 9, 2007, upon being appointed as Vice President and Chief Financial Officer.

GRANTS OF PLAN BASED AWARDS
For the fiscal year ended February 2, 2008

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock in Units (#)	All Other Option Awards: Number of Securities Underlying Options (2) (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)
James R. Famalette	N/A	56,000	140,000	280,000	-	-	-	-	-	-	-
Daniel T. Warzenski	N/A	8,440	21,100	42,200	-	-	-	-	-	-	-
J. Gregory Ambro	N/A	38,500	96,250	192,500	-	-	-	-	-	-	-
Scott G. Manson	N/A	18,000	45,000	90,000	-	-	-	-	-	-	-
Michael J. Schmidt	N/A	15,750	39,375	78,750	-	-	-	-	-	-	-

(1)	These columns show the potential value of the payout for each named executive officer under the fiscal 2007 Executive Bonus Plan, "the Plan," if the threshold, target or maximum goals are satisfied. The potential payouts are performance-driven, and are therefore completely at risk. Because we did not achieve the threshold under the Plan for fiscal 2007, no payouts will be made under the Plan. The performance goals and the calculation used in determining payout amounts are described in the "Annual Performance Incentives" section of the Compensation Discussion and Analysis, and are quantified in the Narrative Discussion of Summary Compensation Table and Grants of Plan Based Awards.
(2)	No stock options were issued to named executive officers during fiscal 2007.

NARRATIVE DISCUSSION OF SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN BASED AWARDS

Employment Agreements

We entered into an employment agreement ("the Agreement") with Mr. Famalette, effective December 20, 2005, for his employment as President and Chief Executive Officer of the Company. The Agreement provides that Mr. Famalette will be a member of the Board of Directors during his term of employment. The term of the Agreement automatically renews each January 1st for successive one- year terms unless terminated by either party upon written notice. The Agreement provides for the payment of an annual base salary of at least $560,000, and the ability to earn an annual bonus of up to 50% of base salary if specific goals adopted by the Board are achieved. Mr. Famalette receives various other benefits including a car allowance, company paid life insurance, and other benefits typically offered to all employees of the Company. Mr. Famalette also has the right to receive stock option grants subject to the approval of the Compensation Committee. The Agreement also provides for certain severance and change in control benefits as described in further detail in the Narrative Discussions of Severance and Change in Control Agreements.

With the exception of the employment agreement with Mr. Famalette, we have no formal written employment agreements with any other named executive officers. Each other currently employed named executive officer earns a base salary, has the right to earn annual bonuses, stock option grants and other various benefits which are discussed in further detail in the Compensation Discussion and Analysis. Messrs. Warzenski, Ambro, Manson and Schmidt each have official agreements providing for severance and change in control benefits. See the Narrative Discussions of Severance and Change in Control Agreements for detail of these agreements.

Materially Modified Stock Option Awards

No stock option awards were materially modified during fiscal 2007.

Terms of Granted Stock Option Awards

We provide our named executive officers with the opportunity to receive stock option grants through our 2005 Stock Option Plan. During fiscal 2007, no stock options were granted to named executive officers. Descriptions regarding the criteria applied in determining grant amounts, and the vesting schedules currently in place are outlined in the "Stock Options" section of the Compensation Discussion and Analysis.

Terms of Granted Annual Performance Incentive Awards

We provide our named executive officers with the opportunity to receive annual incentive payments through our Executive Bonus Plan currently in effect. Eligibility to participate in the Executive Bonus Plan begins after the named executive officer completes a full year as Chief Executive Officer, Executive Vice President, Senior Vice President or Vice President. No annual incentive payments will be paid to named executive officers in June 2008 related to our Executive Bonus Plan in effect for fiscal 2007.

Descriptions regarding the criteria applied in determining amounts payable under our Executive Bonus Plan, and descriptions of performance-based conditions related to such amounts payable are outlined in the "Annual Performance Incentives" section of the Compensation Discussion and Analysis. As noted in the Compensation Discussion and Analysis, the Chief Executive Officer and Executive Vice President may be paid a bonus in the following fiscal year of up to 50% of their respective base salaries, Senior Vice Presidents may be paid a bonus in the following fiscal year of up to 25% of their respective base salaries and Vice Presidents and selected officers may be paid a bonus in the following fiscal year of up to 20% of their respective base salaries. The percentages of base salary an executive officer is eligible for under each bonus level is detailed below. The threshold bonus level represents the opening planned net income for fiscal 2007. The total potential value of a payout under the threshold, target and maximum bonus levels are included in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" columns in the Grants of Plan Based Awards table.

2007 Executive Bonus Plan Payout Levels for Chief Executive Officer and Executive Vice President:

Bonus Levels (Net Income)	% of Base Salary
$4.1 Million (Threshold)	10%
$4.7 Million	17.5%
$5.4 Million (Target)	25%
$6.0 Million	37.5%
$7.0 Million (Maximum)	50%

2007 Executive Bonus Plan Payout Levels for Senior Vice Presidents:
Bonus Levels (Net Income)	% of Base Salary
$4.1 Million (Threshold)	5%
$4.7 Million	8.75%
$5.4 Million (Target)	12.5%
$6.0 Million	18.75%
$7.0 Million (Maximum)	25%

2007 Executive Bonus Plan Payout Levels for Vice Presidents:
Bonus Levels (Net Income)	% of Base Salary
$4.1 Million (Threshold)	4%
$4.7 Million	7%
$5.4 Million (Target)	10%
$6.0 Million	15%
$7.0 Million (Maximum)	20%

Explanation of Salary and Discretionary Bonus in Proportion to Total Compensation

Total salary and discretionary bonuses for all named executive officers represented between 90%-98% of total compensation for fiscal 2007. This percentage varies from year to year based upon our performance as a company. The stronger our performance, the smaller the percentage will be, resulting from increased annual performance incentive and stock option compensation. The weaker our performance, the larger the percentage will be, resulting from minimal annual performance incentive and stock option compensation.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
For the fiscal year ended February 2, 2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
James R. Famalette	40,000	-		-	7.50	11/23/2008	-	-	-	-
	15,000	-		-	8.38	6/14/2009	-	-	-	-
	40,000	-		-	8.88	6/25/2009	-	-	-	-
	30,000	-		-	5.25	3/31/2010	-	-	-	-
	70,000	-		-	4.63	10/29/2010	-	-	-	-
	30,000	-		-	4.25	1/2/2011	-	-	-	-
	20,000	-		-	2.64	5/3/2012	-	-	-	-
	20,000	-		-	1.13	5/3/2013	-	-	-	-
	15,000	5,000	(2)	-	6.03	4/30/2014	-	-	-	-
	10,000	10,000	(3)	-	10.48	5/27/2015	-	-	-	-
Daniel T. Warzenski	625	1,875	(4)	-	8.60	9/11/2016	-	-	-	-
J. Gregory Ambro	30,000	-		-	3.77	11/3/2013	-	-	-	-
	7,500	2,500	(2)	-	6.03	4/30/2014	-	-	-	-
	7,500	7,500	(3)	-	10.48	5/27/2015	-	-	-	-
Scott G. Manson	5,000	-		-	8.38	6/14/2009	-	-	-	-
	5,000	-		-	6.19	7/28/2010	-	-	-	-
	5,000	-		-	3.28	8/3/2011	-	-	-	-
	6,000	-		-	2.64	5/3/2012	-	-	-	-
	5,000	-		-	1.13	5/3/2013	-	-	-	-
	5,000	-		-	1.85	8/2/2013	-	-	-	-
	7,500	2,500	(2)	-	6.03	4/30/2014	-	-	-	-
	5,000	5,000	(3)	-	10.48	5/27/2015	-	-	-	-
Michael J. Schmidt	15,000	-		-	5.25	3/31/2010	-	-	-	-
	10,000	-		-	3.28	8/3/2011	-	-	-	-
	10,000	-		-	2.64	5/3/2012	-	-	-	-
	10,000	-		-	1.13	5/3/2013	-	-	-	-
	7,500	2,500	(2)	-	6.03	4/30/2014	-	-	-	-
	5,000	5,000	(3)	-	10.48	5/27/2015	-	-	-	-

(1) All options are scheduled to vest at a rate of 25% per year beginning on the first anniversary date of the grant. All options expire 10 years from the grant date.

(2) Scheduled to vest on April 30, 2008.

(3) Scheduled to vest in equal increments on May 27, 2008 and May 27, 2009.

(4) Scheduled to vest in equal increments on September 11, 2008, September 11, 2009 and September 11, 2010.

OPTION EXERCISES AND STOCK VESTED (1)
For the fiscal year ended February 2, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
James R. Famalette	20,000	121,799	-	-
Daniel T. Warzenski	-	-	-	-
J. Gregory Ambro	-	-	-	-
Scott G. Manson	-	-	-	-
Michael J. Schmidt	14,000	72,680	-	-

(1)	Information relates to stock option exercises during fiscal 2007.

(2)	Amounts were calculated by multiplying the number of shares purchased by the difference between the exercise price and the market price of our common stock on the date of the exercise.

PENSION BENEFITS (1)

(1)	The table disclosing the actuarial present value of each named executive officer's accumulated benefit under defined benefit plans, the number of years of credited service under each plan, and the amount of pension benefits paid to each named executive officer during the fiscal year is omitted because we do not have such defined benefit plans.

NONQUALIFIED DEFERRED COMPENSATION
For the fiscal year ended February 2, 2008

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (1) ($)		Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
James R. Famalette	-	-	-		-	-
Daniel T. Warzenski	-	-	-		-	-
J. Gregory Ambro	-	-	-		-	-
Scott G. Manson	-	-	-		-	-
Michael J. Schmidt	-	-	4,389	(2)	-	59,744

(1)	Amount in this column reflects interest credited to Mr. Schmidt's previously deferred balance. Interest is credited on the last day of each fiscal year, and is calculated by multiplying the weighted average prime rate for the fiscal year by the nonqualified deferred compensation balance as of the first day of such fiscal year.

(2)	Mr. Schmidt's deferred balance as of February 4, 2007 (first day of fiscal 2007) was $55,355. The weighted average prime rate for fiscal 2007 was 7.93%. Aggregate earnings for fiscal 2007 were calculated as noted above. A portion of the interest credited for fiscal 2007 represents above-market earnings ($1,118). This amount is included in "Change in Pension Value and Nonqualified Deferred Compensation Earnings" in the Summary Compensation Table. The calculation of this amount is discussed in the Narrative Discussion of Nonqualified Deferred Compensation.

NARRATIVE DISCUSSION OF NONQUALIFIED DEFERRED COMPENSATION

Overview of Nonqualified Deferred Compensation Plan

We do not currently offer a nonqualified deferred compensation plan to our executive officers. As of February 2, 2008, Mr. Schmidt has amounts in a nonqualified deferred compensation plan. This plan originated on February 1, 1984, and was subsequently frozen during 1993. Mr. Schmidt continues to earn interest on previously deferred amounts, but is no longer allowed to contribute to this plan. Upon retirement, we shall pay Mr. Schmidt an amount equal to the balance in his deferred compensation account as of the effective date of his retirement. Such payment shall be made in a single payment to Mr. Schmidt within 90 days of his effective retirement date, or, at our election, may be paid in not more than 60 equal and consecutive monthly installments, including interest earned on the balance retained, with payment beginning 90 days following his effective retirement date. In the event of death or total disability, payout terms will be similar to those for retirement. In the event of termination prior to retirement, other than by reason of death or disability, we shall pay Mr. Schmidt a retirement benefit as described above. In addition, upon judicial determination of or admittal to fraudulent and/or other dishonest activity toward the Company, the Employee shall forfeit the entire deferred compensation balance in excess of the amount of any compensation deferred at the election of the Employee and all rights to benefits pursuant to this plan.

Calculation of Plan Earnings

Total fiscal year earnings on nonqualified deferred compensation reflects interest credited to Mr. Schmidt's previously deferred balance. Interest is credited on the last day of each fiscal year, and is calculated by multiplying the weighted average prime rate for the fiscal year (7.93% for fiscal 2007) by the nonqualified deferred compensation balance as of the first day of such fiscal year ($55,355 as of February 4, 2007). The resulting amount ($4,389 for fiscal 2007) represents total earnings on nonqualified deferred compensation.

Above-market earnings on deferred compensation is calculated by determining the weighted average prime rate (7.93% for fiscal 2007) and the weighted average 120% applicable federal long-term rate (5.91% for fiscal 2007) for the fiscal year. The difference between these two rates (2.02% for fiscal 2007) is multiplied by the individual's nonqualified deferred compensation balance as of the first day of such fiscal year ($55,355 as of February 4, 2007). The resulting amount ($1,118 for fiscal 2007) represents above-market earnings on nonqualified deferred compensation. Above-market earnings on deferred compensation is reported as named executive officer compensation in the Summary Compensation Table.

Estimated Current Value of Severance Payments and Benefits (1)

Name	Salary Continuation (2) ($)	Accrued Vacation Payout (3) ($)	Benefit and Perquisite Continuation (4) ($)	Accelerated Option Vesting (5) ($)	Total ($)
James R. Famalette (6)	552,418	57,265	38,612	-	648,295
Daniel T. Warzenski	148,314	23,448	7,505	-	179,267
J. Gregory Ambro	389,652	25,709	17,166	-	432,527
Scott G. Manson	355,126	26,302	17,166	-	398,594
Michael J. Schmidt	310,735	28,578	19,534	-	358,847

(1)	The information above reflects the estimated current value of the compensation to be paid to each of our named executive officers in the event we terminate them by written notice for other than for cause (as defined in the Narrative Discussion of Severance Agreements). All estimates assume a termination date of February 2, 2008. As such, these estimates do not reflect amounts that would be receivable under any agreements that became effective after February 2, 2008. Any agreements that became effective after February 2, 2008. Any agreements that became effective after February 2, 2008 are discussed in the Narrative Discussion of Severance Agreements. A discount rate of 2.15% has been used to present value all payments which will not be received immediately upon termination.

(2)	Amounts in this column reflect the present value of 12 months base salary for Messrs. Famalette, Ambro, Manson and Schmidt, and the present value of eight months base salary for Mr. Warzenski. Payment for the first six months of base salary is to be paid as a single cash lump sum six months after the date of termination, with the remaining base salary being paid bi-weekly thereafter.

(3)	Amounts in this column reflect the dollar value of accrued vacation as of February 2, 2008. Dollar value was calculated by multiplying the named executive officer's hourly pay rate by the total number of accrued vacation hours each had earned as of February 2, 2008. A lump sum payment of accrued vacation will be received immediately upon termination.

(4)	Amounts in this column reflect the present value of the continuation of certain benefits for each named executive officer. Mr. Famalette is entitled to a continuation of all his benefits and perquisites for a period of 12 months. Benefits and perquisites Mr. Famalette will receive include the following Company paid items: car allowance, COBRA, group term life insurance, long-term disability coverage, 401(k) match, and a $1 million personal life insurance policy. We will pay these benefits at various frequencies throughout the year (annually, quarterly or monthly) depending on the nature of the benefit. Messrs. Ambro, Manson and Schmidt are entitled to continue coverage in our group medical plan for a period of 12 months, and Mr. Warzenski is entitled to continue coverage in our group medical plan for a period of eight months. We will make full monthly COBRA payments on each individual's behalf over such periods. Individual COBRA rates may vary.

(5)	There would be no benefit obtained from the acceleration of stock option vesting for all of Mr. Famalette's stock options that were not vested as of February 2, 2008 since all of his stock options have an exercise price greater than the closing price of our common stock on February 1, 2008. Benefit amount was calculated based on the difference between the closing price of our common stock on February 1, 2008 (last trading day of our fiscal year), and the exercise price of all unvested stock options as of such date. The closing price of our common stock on February 1, 2008 was $2.66. The total number of unvested stock options and corresponding exercise prices are disclosed in the Outstanding Equity Awards at Fiscal Year-End table. Messrs. Warzenski, Ambro, Manson and Schmidt are not entitled to accelerated vesting of stock options under their current severance agreements.

(6)	As disclosed in the Narrative Discussion of Severance Agreements under the heading "Severance Agreements," if Mr. Famalette is terminated due to disability, he is entitled to receive six months base salary in one lump sum payment six months after the date of termination. Mr. Famalette will be entitled to immediate vesting of all stock options held at the date of termination, and will receive accrued vacation pay earned up to the date of termination. Assuming Mr. Famalette was terminated due to disability on February 2, 2008, he would receive compensation with an estimated total current value of $334,281 (base salary of $277,016; accrued vacation payout of $57,265). The accelerated vesting of Mr. Famalette's stock options has no value as discussed above.

NARRATIVE DISCUSSION OF SEVERANCE AGREEMENTS

Severance Agreements

Preface. The amounts presented in the preceding "Estimated Current Value of Severance Payments and Benefits" table do not necessarily represent amounts that are receivable under severance agreements currently in place. The table incorporates an agreement that while in place at fiscal year end, is no longer in effect for Mr. Warzenski. Further discussion is provided below regarding Mr. Warzenski's severance agreement that lapsed and was replaced subsequent to fiscal year end.

Overview. We believe that companies should provide reasonable severance benefits to certain executive officers. With respect to executive officers, these severance benefits reflect the fact that it may be difficult for such officers to find comparable employment within a short period of time. We offer these benefits in an attempt to achieve our objective of attracting and retaining highly qualified executives. As such, as of February 2, 2008, we have previously entered into severance agreements with Messrs. Famalette, Warzenski, Ambro, Manson and Schmidt. The Compensation Committee determines the terms of each severance agreement. They base their decision, in large part, on severance packages being offered to executive officers in similar positions at comparable companies.

Mr. Famalette. We entered into an employment agreement with Mr. Famalette dated December 20, 2005. This agreement provides for the payment of certain severance benefits if Mr. Famalette is terminated other than for cause or due to disability. In the event that Mr. Famalette is terminated other than for cause, we shall pay Mr. Famalette a severance benefit equal to Mr. Famalette's base salary and all benefits for the period commencing on the date employment is terminated and ending on the date the employment agreement terminates (but not less than 12 months severance payments regardless of the termination date of the employment agreement). The employment agreement automatically renews for a one-year term each January 1st, which will result in severance benefits being paid equal to 12 months base salary and all benefits, determined at Mr. Famalette's annual base rate of pay in effect at the time such notice of termination is given. Upon such termination, all of Mr. Famalette's stock options will be considered fully vested regardless of vesting schedule in accordance with the accelerated vesting provision contained within the employment agreement. In the event that Mr. Famalette is terminated due to disability, we shall pay Mr. Famalette a severance benefit equal to Mr. Famalette's base salary for the period commencing on the date employment is terminated and ending on the date which is six months thereafter (not to exceed the number of months left on the employment agreement or any extension thereof).

The severance benefit shall be paid to Mr. Famalette after the date of termination in the same form and at the same time as Mr. Famalette's salary and benefits otherwise would have been paid had Mr. Famalette continued to be employed by us. All severance payments are made in accordance with the requirements of Section 409A of the Internal Revenue Code as addressed later on in this discussion. Mr. Famalette must continue to report to work, and adequately perform each and every duty of his employment, until the date set forth in the notice of termination as the date of termination. We shall not pay a severance benefit if Mr. Famalette is terminated for cause. Termination for cause means termination by the Company of Mr. Famalette's employment (1) by reason of willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, the Company, (2) by reason of material breach of aforementioned employment agreement, (3) by reason of gross negligence or intentional misconduct with respect to the performance of duties under the employment agreement, (4) by reason of breached or violation of any fiduciary duty owed to the Company, or (5) if Mr. Famalette has been personally dishonest, or has willfully or negligently violated any law, rule or regulation or has been convicted of a felony or misdemeanor (other than minor traffic violations and similar offenses), provided however that no such termination will be deemed to be a termination for cause unless we have provided Mr. Famalette with written notice of what we reasonably believe are the grounds for any termination for cause. Mr. Famalette shall not be entitled to a severance benefit if his employment with us is voluntarily terminated as a result of retirement or resignation, or if his employment with us is terminated by death.

Termination due to disability, as referred to above, will occur in the event that, during the term of the employment agreement, Mr. Famalette should, in the reasonable judgment of the Board, fail to perform his duties under this agreement because of illness or physical or mental incapacity, and such disability continues for a period of more than three consecutive months. In such instance, we must provide Mr. Famalette with written notification of termination. Any determination by the Board with respect to such disability must be based on a determination by competent medical authority or authorities, a copy of which determination must be delivered to Mr. Famalette at the time it is delivered to the Board. If Mr. Famalette disagrees with this determination, Mr. Famalette shall have the right to submit to the Board a determination by competent medical authority or authorities of Mr. Famalette's own choosing. If an agreement is not reached with the Board after such submission, the parties will submit the issue of disability to arbitration within the provisions of the employment agreement.

The employment agreement discussed above contains certain confidentiality provisions. In accordance with the confidentiality provisions contained in the employment agreement, Mr. Famalette may not directly or indirectly disclose or use any confidential information about the Company unless such disclosure is required in the course of Mr. Famalette's employment with us, was permitted in writing by the Board, or is within the public domain.

Any severance benefit payable under this agreement during the first six months following the date of termination, shall be delayed and paid to Mr. Famalette in a lump sum as soon as practicable following the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). No such six-month delay shall apply to the extent that guidance issued under Section 409A allows payments to be made when otherwise due without subjecting Mr. Famalette to additional taxes under Section 409A.

Mr. Warzenski. We entered into a severance agreement with Mr. Warzenski dated March 23, 2007. The terms of this agreement are the same as the terms of the agreements entered into with Messrs. Ambro, Manson and Schmidt on March 12, 2007 as described below. The only difference is that Mr. Warzenski is eligible for a severance benefit of eight months base salary instead of 12 months base salary, and is eligible to continue coverage in our group medical plan for a period of eight months instead of for a period of 12 months.

On March 25, 2008, the Compensation Committee approved the Company's entry into a new severance agreement with Mr. Warzenski. The terms of this agreement are the same as the terms of Mr. Warzenski's agreement dated March 23, 2007 with two exceptions. Under the new severance agreement, Mr. Warzenski is eligible for a severance benefit of 12 months base salary and is eligible to continue coverage in our group medical plan for a period of 12 months, as compared with his original agreement that provided a severance benefit of eight months base salary and the right to continue coverage in our group medical plan for a period of eight months.

As of February 2, 2008, Mr. Warzenski was entitled to receive a severance benefit in accordance with his severance agreement dated March 23, 2007. The "Estimated Current Value of Severance Payments and Benefits" table and corresponding footnote disclosures assume a termination date of February 2, 2008, and as such, amounts in this table and corresponding footnote disclosures represent amounts receivable under his severance agreement dated March 23, 2007.

Messrs. Ambro, Manson, Schmidt. We entered into severance agreements with Messrs. Ambro, Manson and Schmidt as of March 12, 2007. Each of these agreements provide that, in the event the executive officer's employment with us is terminated by written notice for other than for cause, we shall pay the executive officer a severance benefit equal to 12 months base salary, determined at the executive officer's annual base rate of pay in effect at the time such notice of termination is given. The executive officer shall also have the right to continue their coverage in our group medical plan. As a result, we shall make full payment on COBRA benefits for a period of 12 months from the termination date or until the officer's right to COBRA health care continuation ceases, whichever is earlier.

The severance benefit shall be paid to the executive officer after the date of termination in the same form and at the same time as the executive officer's salary otherwise would have been paid had the executive officer continued to be employed by us. All severance payments are made in accordance with the requirements of Section 409A and Section 4999 of the Internal Revenue Code as addressed later on in this discussion. The executive officer must continue to report to work, and adequately perform each and every duty of their employment, until the date set forth in the notice of termination as their date of termination. The executive officer shall not be entitled to a severance benefit if their employment with us is terminated other than by written notice of termination from the Company, including without limitation, the retirement, resignation, disability or death of said executive officer. We shall also not pay a severance benefit if the executive officer is terminated for cause, which includes, without limitation, a good faith determination by us that the executive officer (1) has committed a material breach of his duties and responsibilities, (2) refused to perform required duties and responsibilities or performed them incompetently, (3) breached or violated any fiduciary duty owed to the Company or (4) is or has been personally dishonest, or has willfully or negligently violated any law, rule or regulation or has been convicted of a felony or misdemeanor (other than minor traffic violations and similar offenses).

Any severance benefit payable under these agreements during the first six months following the date of termination, shall be delayed and paid to Messrs. Ambro, Manson and Schmidt in a lump sum as soon as practicable following the end of such six-month period in accordance with the requirements of Section 409A. No such six-month delay shall apply to the extent that guidance issued under Section 409A allows payments to be made when otherwise due without subjecting Messrs. Ambro, Manson and Schmidt to additional taxes under Section 409A. If total payments subject to such agreement will be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code ("Section 4999"), then the total payments shall be reduced to the extent necessary so that the total payments will not be subject to the excise tax imposed by Section 4999, and the deductibility of our total payments will not be disallowed by Section 280G of the Internal Revenue Code.

Estimated Current Value of Change in Control Payments and Benefits (1)

Name	Salary Continuation (2) ($)	Accrued Vacation Payout (3) ($)	Benefit and Perquisite Continuation (4) ($)	Accelerated Option Vesting (5) ($)	Total ($)
James R. Famalette	1,108,062	57,265	76,404	-	1,241,731
Daniel T. Warzenski	222,596	23,448	11,217	-	257,261
J. Gregory Ambro	781,560	25,709	17,166	-	824,435
Scott G. Manson	712,308	26,302	17,166	-	755,776
Michael J. Schmidt	623,270	28,578	19,534	-	671,382

(1)	The information above reflects the estimated current value of the compensation to be paid to each of our named executive officers in the event of a change in control (as defined in the Narrative Discussion of Change in Control Agreements). All estimates assume a change in control date of February 2, 2008. As such, these estimates do not reflect amounts that would be receivable under any agreements that became effective after February 2, 2008. Any agreements that became effective after February 2, 2008 are discussed in the Narrative Discussion of Change in Control Agreements. A discount rate of 2.15% has been used to present value all payments which will not be received immediately upon a change in control.

(2)	Amounts in this column reflect the present value of the continuation of base salary. Messrs. Famalette, Ambro, Manson and Schmidt are entitled to receive a single cash lump sum payment representing 24 months base salary, and Mr. Warzenski is entitled to receive a single cash lump sum payment representing 12 months base salary. Such lump sum payments will be paid six months after the date of a change in control.

(3)	Amounts in this column reflect the dollar value of accrued vacation as of February 2, 2008. Dollar value was calculated by multiplying the named executive officer's hourly pay rate by the total number of accrued vacation hours each had earned as of February 2, 2008. A lump sum payment of accrued vacation will be received immediately upon termination.

(4)	Amounts in this column reflect the present value of the continuation of certain benefits for each named executive officer. Mr. Famalette is entitled to a continuation of all his benefits and perquisites for a period of 24 months. Benefits and perquisites Mr. Famalette will receive include the following Company paid items: car allowance, COBRA, group term life insurance, long-term disability coverage, 401(k) match, and a $1 million personal life insurance policy. We will pay these benefits at various frequencies throughout the year (annually, quarterly or monthly) depending on the nature of the benefit. Messrs. Warzenski, Ambro, Manson and Schmidt are entitled to continue coverage in our group medical plan for a period of 12 months. We will make full monthly COBRA payments on their behalf for a period of 12 months. Individual COBRA rates may vary.

(5)	Due to the closing price of our common stock on February 1, 2008, being lower than the exercise price for all named executive officers' unvested stock options, no benefits would be obtained from the acceleration of stock option vesting on February 2, 2008. All named executive officers are entitled to accelerated vesting of stock options under their current change in control agreements. Benefit amounts were calculated based on the difference between the closing price of our common stock on February 1, 2008 (last trading day of our fiscal year), and the exercise price of all unvested stock options as of such date. The closing price of our common stock on February 1, 2008 was $2.66. The total number of unvested stock options and corresponding exercise prices are disclosed in the Outstanding Equity Awards at Fiscal Year-End table.

NARRATIVE DISCUSSION OF CHANGE IN CONTROL AGREEMENTS

Change in Control Agreements

Preface. The amounts presented in the preceding "Estimated Current Value of Change in Control Payments and Benefits" table do not necessarily represent amounts that are receivable under change in control agreements currently in place. The table incorporates agreements that while in place at fiscal year end, are no longer in effect for Messrs. Warzenski, Ambro, Manson and Schmidt. Further discussion is provided below regarding change in control agreements that lapsed and were replaced and/or revised subsequent to fiscal year end.

Overview. It is our belief that the interests of our shareholders will be best served if the interests of our executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of such officers to pursue potential change in control transactions that may be in the best interest of our shareholders. As such, as of February 2, 2008, we have previously entered into agreements with Messrs. Famalette, Warzenski, Ambro, Manson and Schmidt that may require us to make payments and/or provide certain benefits to these executive officers in the event of a change in control. The Compensation Committee determines the terms of each change in control agreement. They base their decision in large part on change in control packages being offered to executive officers in similar positions at comparable companies.

Mr. Famalette. We entered into an employment agreement with Mr. Famalette dated December 20, 2005. This agreement provides for the payment of certain change in control benefits in the event there is a change in control or ownership of the Company, and subsequently Mr. Famalette is terminated, demoted, given reduced responsibilities, transferred, asked to relocate, or not offered continued employment at the rate of pay in effect at the time of change in control. Such benefits will consist of 24 months base salary and all benefits in effect at the time such notice is given. Payment shall be due and payable to Mr. Famalette upon such termination or change in position as described above. Payment of the salary portion shall be made in a single cash lump sum. The benefits portion will continue to be received over a period of 24 months, and will be received in the same manner and timing as they were received prior to such change in control. In addition, all stock options held by Mr. Famalette shall be considered fully vested upon such termination or change in position.

Any severance benefit payable under this agreement during the first six months following the date of termination, shall be delayed and paid to Mr. Famalette in a lump sum as soon as practicable following the end of such six-month period in accordance with the requirements of Section 409A of the Internal Revenue Code ("Section 409A"). No such six-month delay shall apply to the extent that guidance issued under Section 409A allows payments to be made when otherwise due without subjecting Mr. Famalette to additional taxes under Section 409A.

Change in control or ownership per the employment agreement is defined as any or all of the following: 1) sale of all or substantially all of our assets to another entity, 2) sale of 51% or more of our common stock or voting shares to another entity, or 3) sale of a controlling interest of all the voting shares of the Levy's and El Corte Ingles, S.A. to another entity.

Mr. Warzenski. We entered into a change in control agreement with Mr. Warzenski dated August 10, 2006. The terms of this agreement are the same as the terms of the agreements entered into with Messrs. Ambro, Manson and Schmidt on December 1, 2004 as described below. The only difference is that Mr. Warzenski is eligible for a change in control benefit of eight months base salary instead of 18 months base salary.

We entered into a change in control agreement with Mr. Warzenski dated March 23, 2007 that provides for an "Enhanced Benefit" if a change in control occurs on or before March 15, 2008. The terms of this agreement are the same as the terms of the agreements entered into with Messrs. Ambro, Manson and Schmidt on March 12, 2007 as described below. The only difference is that Mr. Warzenski is eligible for a change in control benefit of 12 months base salary instead of 24 months base salary.

On March 25, 2008, the Compensation Committee approved the Company's entry into a new change in control agreement with Mr. Warzenski. The terms of this agreement are the same as the terms of Mr. Warzenski's agreement dated March 23, 2007 with one exception. Under the new change in control agreement, Mr. Warzenski's right to receive the Enhanced Benefit is no longer contingent on the occurrence of a change in control on or before March 15, 2008.

Messrs. Ambro, Manson, Schmidt. We entered into change in control agreements with Messrs. Ambro, Manson and Schmidt dated December 1, 2004. These agreements provide for the payment of certain change in control benefits in the event that we sell all or part of our business (or otherwise merge, divide, consolidate or reorganize), and the aforementioned executive officers do not have the opportunity to continue employment with the buyer (or with one of the resulting entities in the event of a merger, division, consolidation or reorganization), at or above the executive officer's base rate of pay, regardless of whether the other terms and conditions of the executive officer's employment after such sale, division, consolidation or reorganization are the same or different from the terms and conditions of the executive officer's employment with us. A change in control benefit shall be payable on a monthly basis to the executive officer consisting of 18 months base salary beginning immediately upon the occurrence of the change in control event. Unless prior to a change in control event the stock option plan administrator determines that benefits will not be accelerated, then generally upon the change in control event each option owned by the executive officer will become immediately exercisable.

We entered into change in control agreements with Messrs. Ambro, Manson and Schmidt as of March 12, 2007 that provide for an "Enhanced Benefit" if a change in control occurs on or before March 15, 2008. All terms of these agreements are the same as the original agreements dated December 1, 2004 for Messrs. Ambro, Manson and Schmidt as described above, except as further noted in this paragraph. The Section 409A and Section 4999 provisions as described under "Severance Agreements" in the Narrative Discussion of Severance Agreements are also applicable to their change in control agreements. In addition, if during a one-year period commencing with a Corporate Transaction, one of the aforementioned individuals is terminated by us or our successor not for cause, as previously defined, we will pay the individual a change in control benefit equal to 24 months base salary and we will pay the individual's COBRA health care premiums for a period of up to 12 months. The salary-based portion of such severance benefit will be paid in a single cash lump sum as soon as administratively practicable after the date of termination. A Corporate Transaction is defined as the consummation of a transaction in which 1) more than 50% of our outstanding common stock or outstanding voting securities are sold to an unrelated entity or 2) all or substantially all of our assets are sold to an unrelated entity. The right to receive the Enhanced Benefit shall terminate if no Corporate Transaction occurs on or before March 15, 2008. At this time, the agreement will revert to the rights the individuals had under their previous agreements as described above.

No Corporate Transaction occurred on or before March 15, 2008, and as such, Messrs. Ambro, Manson and Schmidt are not entitled to receive the Enhanced Benefit, and will revert to their rights per the change in control agreements dated December 1, 2004. As provided for in Mr. Warzenski's new change in control agreement dated March 25, 2008, as described above, Mr. Warzenski continues to be eligible to receive the Enhanced Benefit.

As of February 2, 2008, Messrs. Warzenski, Ambro, Manson and Schmidt were entitled to receive the Enhanced Benefit. The "Estimated Current Value of Change in Control Payments and Benefits" table and corresponding footnote disclosures assume that a change in control event occurred on February 2, 2008, and as such, amounts in this table and corresponding footnote disclosures represent the Enhanced Benefit.

DIRECTOR COMPENSATION
For the fiscal year ended February 2, 2008

Name and Position	Fees Earned or Paid in Cash (1) ($)	Stock Awards ($)	Option Awards (2), (3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joseph J. Penbera (4) Lead Director	134,500	-	15,847	-	-	-	150,347
O. James Woodward III Director	54,500	-	15,847	-	-	-	70,347
James L. Czech Director	53,500	-	15,847	-	-	-	69,347
Dale D. Achabal Director	41,500	-	16,738	-	-	-	58,238
Frederick R. Ruiz Director	37,000	-	15,847	-	-	-	52,847
Philip S. Schlein Director	40,500	-	12,082	-	-	-	52,582
Thomas H. McPeters Director	35,000	-	-	-	-	-	35,000
Sharon Levy Director	34,000	-	-	-	-	-	34,000
Jorge Pont Sanchez Director	31,500	-	-	-	-	-	31,500
Joe Levy (5) Chairman emeritus	19,000	-	-	-	-	-	19,000

(1)	Amounts in this column represent fees earned during fiscal 2007. Fees consist of meeting fees (board, committee and conference call meetings) and monthly retainers, and are discussed in further detail in the Narrative Discussion of Director Compensation.

(2)	Amounts in this column reflect expense recognized in our financial statements in accordance with FAS 123R, with respect to stock ry options granted in prior years, with the exception that the above calculation does not reflect the estimate of forfeitures related to service-based vesting used for financial statement reporting purposes. The assumptions made in the valuation of these awards are set forth in Note 13 of the financial statements in our Annual Report on Form 10-K for the fiscal year ended February 2, 2008. As noted in the Narrative Discussion of Director Compensation, under the 2005 Stock Option Plan, automatic option grants to non-employee directors are not issued to directors who are officers, employees or affiliates of the Company. Mr. Levy, Mrs. Levy, Mr. McPeters and Mr. Sanchez are not eligible to receive stock options due to their affiliation with the Company. There were no grants of stock options to any directors during fiscal 2007.

(3)	The following directors held the following numbers of outstanding stock options as of February 2, 2008: Dr. Penbera, 22,000; Mr. Woodward, 23,000; Mr. Czech, 22,000; Mr. Achabal, 18,000; Mr. Ruiz, 30,000; Mr. Schlein, 10,000; and Mr. Levy, 80,000. The outstanding stock options held by Mr. Levy were granted to him during his service as an executive officer.

(4)	Dr. Joseph J. Penbera, in addition to his position as Lead Director, is Chairman of the Audit Committee.

(5)	Mr. Levy retired effective September 1, 2007. Prior to retirement, Mr. Levy was a non-named executive officer and Chairman, receiving a salary for his services as an executive officer. During fiscal 2007, Mr. Levy earned $100,962 based on annual salary of $175,000. Mr. Levy did not receive any additional compensation for services provided as a director prior to September 1, 2007. Upon his retirement, Mr. Levy was named Chairman emeritus, and became entitled to receive meeting fees and monthly retainers as described in footnote 1. Only compensation received for services provided as a director are included in this table.

NARRATIVE DISCUSSION OF DIRECTOR COMPENSATION

Overview of Director Compensation Program

Our director compensation program is designed with the objective of attracting and retaining highly qualified directors who will provide guidance and oversight to our management and enhance shareholder value. This program is designed to reward time and effort required of directors in attending periodic board meetings and performing other various board functions such as: 1) consulting with management and auditors, 2) keeping current on and maintaining corporate governance standards and 3) initiating strategic planning with independent observations. This compensation program is also designed to reward the directors' knowledge of our industry and competitive environment.

Elements of Compensation

Director compensation primarily consists of meeting fees (board, committee and conference call meetings), monthly retainers and stock options. All non-employee directors are entitled to receive expense reimbursements for costs incurred in attending meetings of the Board and in performing Board duties. Such expense reimbursements typically include meals, transportation costs, overnight hotel expenses and fees for director education programs. Each of these elements are considered to be part of a comprehensive Board compensation package that is intended to be a reflection of the competitive market rate as determined by the corporate compensation environment. The Board reviews the Spencer Stuart Retail and Apparel Board Index for board compensation trends and averages of comparably sized companies when determining appropriate levels of compensation.

Meeting Fees. The ten non-employee directors each receive $1,000 for each board and committee meeting attended, and $500 for each meeting held or attended via conference call. The only exception to the aforementioned policy is that Special Committee members receive $500 for each meeting attended, and the Chairman of the Special Committee receives $1,000 for each meeting attended. A non-employee director may earn no more than $2,000 of meeting fees when the Board of Directors meets for one day, and may earn no more than $4,000 of meeting fees when the Board of Directors meets for two days. The Compensation Committee believes that providing directors with meeting fees enables us to better attract and retain highly qualified directors.

Monthly Retainers. Dr. Penbera, as Chairman of the Audit Committee and Lead Director, receives a monthly retainer of $9,000 effective October 2007. Through September 2007, Dr. Penbera's monthly retainer was $10,000 for his additional duties as Chairman of the Strategic Committee, which was dissolved on August 30, 2007. Mr. Levy, as Chairman emeritus, receives a monthly retainer of $3,000 effective September 2007. Mr. Levy began receiving his monthly retainer subsequent to his retirement on September 1, 2007. Prior to his retirement, Mr. Levy was a non-named executive officer and Chairman of the Board of Directors, and did not receive any additional compensation for services provided as a director during this time. Mr. Woodward as Chairman of the Compensation Committee, and Mr. Czech as Chairman of the Governance/Nominating and Special Committees, each receive a monthly retainer of $3,000. All other non-employee directors receive a monthly retainer of $2,000. The Compensation Committee believes that providing directors with monthly retainers enables us to better attract and retain highly qualified directors.

Stock Options. Stock options are granted to our directors at the discretion of the Compensation Committee in accordance with the 2005 Stock Option Plan ("the Plan"), as approved by our shareholders. The Plan provides that any person who becomes a member of the Board of Directors, and immediately prior to becoming a member of the Board was not an officer, employee or affiliate of the Company, will be automatically granted a nonqualified stock option to purchase 5,000 shares of common stock as of the date that he or she becomes a member of the Board. In addition, at the close of trading on the first business day in each calendar year during the term of the Plan, each member of the Board who is not an officer, employee or affiliate of the Company and who is then continuing in office will be automatically granted (on such date) a nonqualified stock option to purchase 5,000 shares of common stock. Each option granted to directors has the same vesting and expiration schedule as those options granted to executive officers. These options will terminate upon the non-employee director's termination of service from the Board and the vested portion will be exercisable for three months after the date of such termination. Vesting will accelerate if a director's services as a member of the Board terminate due to the director's death, disability, or retirement and will be exercisable for one year after such terminating event.

The option grant date for continuing directors is different than the grant date for existing executive officers because the options granted to the directors are not related to, or rewarding, Company performance, as is the case with options granted to executive officers. Options granted to directors are solely considered to be part of a comprehensive board compensation package as noted above.

During fiscal 2007, no directors were eligible for options. The Compensation Committee exercised its administrative authority as it relates to the Plan by deciding to not issue the automatic option grants during fiscal 2007 to those directors continuing in office. In addition, the Board of Directors in conjunction with the Compensation Committee reviewed fiscal 2008 stock option granting policies and decided to not issue the automatic option grants during fiscal 2008 as well.

The Compensation Committee believes that granting stock options to directors reinforces the importance of improving shareholder value over the long term, and encourages and facilitates director stock ownership of the Company.

Employee Directors

Mr. Famalette. Mr. Famalette is a named executive officer and Chairman of the Board of Directors, and does not receive any additional compensation for services provided as a director. All of Mr. Famalette's compensation is reflected in the Summary Compensation Table. Mr. Famalette succeeded Mr. Levy as Chairman on August 9, 2007.

EXECUTIVE OFFICERS

Executive Officer Biographies

The following table lists the executive officers of the Company:

Name	Age(1)	Position
James R. Famalette(2)	55	Chairman, President and Chief Executive Officer
Daniel T. Warzenski	59	Vice President, Chief Financial Officer and Secretary
J. Gregory Ambro	55	Executive Vice President and Chief Operating Officer
Scott G. Manson	54	Senior Vice President, General Merchandise Manager
Michael J. Schmidt	66	Senior Vice President, Director of Stores

(1) As of March 31, 2008.

(2) Information with respect to James R. Famalette is included in the "Election of Directors - Nominee Biographies" portion of this proxy statement.

Daniel T. Warzenski was appointed Vice President and Chief Financial Officer on August 9, 2007 after serving as Vice President Finance and Chief Accounting Officer of the Company since September 11, 2006. Mr. Warzenski also serves as Secretary. Prior to joining the Company, Mr. Warzenski was Vice President and Controller of Robinsons-May, a division of The May Department Stores Company, Inc., from 1996 to 2006, and served as Assistant Controller at Robinsons-May and May Company California from 1986 to 1996. From 1977 to 1986, he served in a variety of financial positions at Carter Hawley Hale Stores, Inc., The Harris Company, and HRT Industries, Inc.

J. Gregory Ambro was appointed Executive Vice President and Chief Operating Officer on August 9, 2007. Prior to this he served as Senior Vice President and Chief Administrative and Financial Officer of the Company since November 20, 2003. Prior to joining Gottschalks, Mr. Ambro served for three years as Senior Vice President and Chief Financial Officer of Bradlees, a regional discount department store in the Northeast. From 1995 to 2000 he served as Chief Financial Officer of Marshalls, an off-price retailer, Streamline, a grocery and consumer products retailer and Harris Teeter, an upscale supermarket chain in the Southeast. From 1978 to 1994 Mr. Ambro served in a variety of financial positions for Marshalls and the May Department Stores Co.

Scott G. Manson was appointed Senior Vice President, General Merchandise Manager in 2004. He started with the Company in May 1999 as Vice President, Divisional Merchandise Manager of Ladies Sportswear and Dresses. Prior to joining the Company, he was Vice President Divisional Merchandise Manager for Dillard's Department stores from October 1998 to March 1999. From 1976 to 1998, Scott served in various senior level management positions for Mercantile Stores, including Vice President, General Merchandise Manager for the Joslins Department store in Denver and Vice President, General Merchandise Manager for the Jones Store in Kansas City.

Michael J. Schmidt was appointed Senior Vice President, Director of Stores of the Company's predecessor and former subsidiary, E. Gottschalk and Co., Inc. in 1985. From 1983 through 1985, he was Manager of the Company's Fresno, California Fashion Fair store. Prior to joining the Company, he held management positions with Liberty House, Allied Corporation and R.H. Macy & Co., Inc.

Securities Authorized for Issuance Under Equity Compensation Plans

The Company currently maintains the 2005 Stock Option Plan (the "2005 Plan"). The Company also maintains the 1998 Stock Option Plan (the "1998 Plan"), and the 1994 Stock Option Plan (the "1994 Plan") which expired pursuant to its terms on July 28, 2004. The 2005 Plan, 1998 Plan and the 1994 Plan were approved by the Company's stockholders. The following table provides information as of February 2, 2008 about the number of shares of the Company's common stock that may be issued upon the exercise of options, the weighted-average exercise price of the outstanding options and the number of shares remaining available for future award grants.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,026,250(1)	$6.52	1,432,500(2)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,026,250	$6.52	1,432,500

(1) Represents 67,500 shares subject to outstanding options under the 2005 Plan, 953,750 shares subject to outstanding options under the 1998 Plan and 5,000 shares subject to outstanding options under the 1994 Plan.

(2) Represents shares available for future option grants under the 2005 Plan. No new option grants will be made under the 1998 Plan or 1994 Plan.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

On April 4, 2008, there were 13,282,958 shares of Company common stock outstanding. The following table shows the number of shares of common stock beneficially owned, as of April 4, 2008, by the following:

  each person who we know beneficially owns more than 5% of the common stock;
  each director;
  each Named Officer; and
  the directors and executive officers as a group.
		Amount and Nature of Beneficial Ownership(1)
				Options		Total as
		Shares of		Exercisable		Percent
Name and Address	Present Position	Common		Within		of
Of Beneficial Owner	With the Company	Stock (#)(2)		60 days (#) (3)		Class (4)

5% or Greater Stockholders:

The Harris Company	N/A	2,095,900	(5)	0		14.7%
P.O. Box 20
Redlands, CA 92373

Joe Levy	Chairman emeritus	1,120,307	(6)(7)	80,000	(7)	8.4%
P.O. Box 28920
Fresno, CA 93729

Dimensional Fund	N/A	1,132,996	(8)	0		8.0%
Advisors L.P.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

AmTrust Capital Management, Inc.	N/A	807,350	(9)	0		5.7%
10451 Mill Run Circle
Owings Mills, MD 21117

Defiance Asset	N/A	764,900	(10)	0		5.4%
Management, LLC,
Robert J. Marcin, Steve Epstein
100 Front Street, Suite 920
West Conshohocken, PA 19428

		Amount and Nature of Beneficial Ownership(1)
				Options		Total as
		Shares of		Exercisable		Percent
Name and Address	Present Position	Common		Within		of
Of Beneficial Owner	With the Company	Stock (#)(2)		60 days (#) (3)		Class (4)

Directors and Named Officers:

James R. Famalette	Chairman, President, Chief	92,673		300,000		2.8%
	Executive Officer and Director

Joseph J. Penbera	Lead Director	4,000		16,000		*

Sharon Levy	Director	0	(7)	0	(7)	*

Frederick R. Ruiz	Director	18,350		24,000		*

O. James Woodward III	Director	10,000		17,000		*

Thomas H. McPeters	Director	0		0		*

Jorge Pont Sanchez	Director	0		0		*

James L. Czech	Director	9,000		16,000		*

Dale D. Achabal	Director	6,000		12,000		*

Philip S. Schlein	Director	13,250		6,250		*

J. Gregory Ambro	Executive Vice President,	1,393		51,250		*
	Chief Operating Officer

Scott G. Manson	Senior Vice President,	5,960		48,500		*
	General Merchandise Manager

Michael J. Schmidt	Senior Vice President,	19,753		62,500		*
	Director of Stores

Daniel T. Warzenski	Vice President, Chief Financial	0		625		*
	Officer and Secretary

Directors and Executive	N/A	1,300,686		634,125		13.6%
Officers as a Group
(15 Persons)

_________________________________

* Holdings represent less than 1% of all common shares outstanding.

(1) Unless otherwise indicated, (i) beneficial ownership is direct and (ii) the person indicated has sole voting and investment power over the shares of common stock indicated.

(2) Includes shares of common stock held in the Gottschalks Inc. 401(k) Plan and owned pursuant to the 1998 Employee Stock Purchase Plan, as follows: Joe Levy (29,222 shares); James R. Famalette (69,673 shares); J. Gregory Ambro (1,393 shares), Michael J. Schmidt (19,753 shares), and Scott G. Manson (960 shares).

(3) Shares that may be acquired pursuant to options exercisable within 60 days of April 4, 2008.

(4) Assumes that only those options of the particular person or group listed that are exercisable within 60 days of April 4, 2008 have been exercised and no others.

(5) The information with respect to Harris was reported on a Schedule 13D filed by Mr. Joe Levy, Mr. Bret Levy, El Corte Ingles and Harris with the SEC on August 28, 1998 (subsequently amended on February 22,

2002, May 29, 2002, August 29, 2002, January 10, 2003 and January 7, 2005), copies of which were received by the Company and relied upon in making this disclosure. Since August 28, 1998, Harris has indicated it exercises sole voting power and sole dispositive power with respect to 2,095,900 shares.

(6) Includes 592,550 shares in which Joe Levy has a pecuniary interest as trustee of the Levy Trust Account which was created in December 2000 upon the division of the Gertrude H. Klein Trust. Does not include the aggregate of shares held by Joseph Levy's adult children, Jody Levy-Schlesinger, Felicia Levy-Weston and Bret Levy and their spouses and children, over which shares Joe Levy disclaims beneficial ownership.

(7) Sharon Levy shares beneficial ownership of the shares attributed to Joe Levy, her husband, as community property.

(8) The information with respect to Dimensional Fund Advisors LP was reported on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 6, 2008, a copy of which was received by the Company and relied upon in making this disclosure. Dimensional Fund Advisors LP exercised, as of February 6, 2008, sole voting power and sole dispositive power with respect to 1,132,996 shares.

(9) The information with respect to AmTrust Capital Management, Inc. was reported on a Schedule 13G filed by AmTrust Capital Management, Inc. with the SEC on October 26, 2007, a copy of which was received by the Company and relied upon in making this disclosure. AmTrust Capital Management, Inc. exercised, as of October 26, 2007, sole voting power and sole dispositive power with respect to 807,350 shares.

(10) The information with respect to Defiance Asset Management, LLC, et al, was reported on a Schedule 13G/A filed by Defiance Asset Management, LLC, et al, with the SEC on February 13, 2008, a copy of which was received by the Company and relied upon in making this disclosure. Defiance Asset Management, LLC, et al, exercised, as of February 13, 2008, shared voting power and shared dispositive power with respect to 764,900 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers, as well as persons owning more than 10% of the Company's outstanding shares of stock, must file reports with the Securities and Exchange Commission indicating the number of shares of the Company's common stock they beneficially own and any changes in their beneficial ownership. Copies of these reports must be provided to us. Based solely on our review of these reports and written representations from our directors and officers, we believe each of our directors and executive officers, as well as each of the persons owning more than 10% of our outstanding shares of stock, filed all the required reports during fiscal year 2007.

Certain Relationships and Related Transactions

Policy on Related Person Transactions. Under our Code of Business Conduct and Ethics, we require all associates, principals, officers and Directors (collectively, "Associates") to avoid any activity, interest or relationship, with non-Company persons or entities which would create, or might appear to others to create, a conflict with the interest of the Company. Associates must disclose to the Company any situation that may compromise their ability to perform independently.

Under Item 404(a) of Regulation S-K, the Company is required to disclose transactions involving an executive officer, Director or any security holder known to own 5% or more of the Company's voting securities, and the Company in excess of $120,000, as a related person transaction. The Audit Committee reviews and approves all situations and transactions in which the Company and a related person are participants to determine whether such persons have a direct or indirect material interest. As required by the SEC, the Company will report all transactions that are determined to be directly or indirectly material to the Company or a related person in the proxy statement. With the exception of the transactions discussed below, there were no such transactions in fiscal 2007.

Related Party Transactions. The Company is indebted to Harris, a stockholder owning more than 5% of the Company's common stock. As described under the heading "Agreements With Nominees," on August 20, 1998 the Company acquired substantially all of the assets and business of Harris. As consideration for the purchase, the Company issued to Harris 2,095,900 shares of common stock and an 8% Non-Negotiable Extendable Subordinated Note and assumed certain other liabilities. On December 7, 2004, a new Subordinated Note due May 30, 2009

superseded the original note. The new Subordinated Note bears interest at a fixed rate of 8% payable semi annually and provides for principal payments of up to $8.0 million prior to its maturity, subject to certain restrictions. The largest aggregate amount of principal outstanding at any point in time since February 4, 2007 was $19,179,598. As of April 4, 2008, $16,179,598 of principal was outstanding. Principal of $1,000,000 and interest of $1,494,368 was paid to Harris during fiscal 2007. In addition, principal of $2,000,000 and interest of $727,184 was paid to Harris subsequent to 2007 fiscal year end, and prior to April 4, 2008. Mr. Pont Sánchez and Mr. McPeters are directors of the Company and are also directors and/or executive officers of Harris. Mr. Pont Sánchez is the President and Chief Executive Officer of Harris and is the International Division Director of El Corte Ingles. Mr. McPeters is the Chief Financial Officer of Harris.

On August 20, 1998 the Company entered into lease agreements with El Corte Ingles for the following store locations: Bakersfield East Hills, Moreno Valley and Antelope Valley. The leases are for 10-year terms, expiring August 19, 2008, and may be extended for three 5-year option periods. The Company extended its Antelope Valley lease until August 2013, and gave notice to El Corte Ingles that it will not renew the leases at the other two locations. The total minimum annual lease payments to be paid to El Corte Ingles under these lease agreements is $581,880 for fiscal 2008, and $280,033 annually thereafter. As of February 4, 2008, the aggregate amount of all future minimum lease payments due totaled $1,856,809. In addition to such minimum annual lease payments, the Antelope Valley lease also provides for payment of additional contingent rental payments based on a percentage of sales. Contingent rental payments during fiscal 2007 totaled $43,558. Minimum annual lease payments are payable monthly in equal installments and contingent rental payments are payable annually. As noted above, Mr. Pont Sánchez is a director of the Company, and is the International Division Director of El Corte Ingles.

In the normal course of business, the Company purchases goods from Harris. In fiscal 2007, these purchases totaled $287,000.

The Company owns a 36% interest in Park 41, a limited partnership that owns, leases and operates the office building in which the Company's headquarters are located. River Park Properties I owns the remaining 64% interest in Park 41. River Park Properties I is also a limited partner in River Park Properties II, which wholly-owns River Park Properties VII. The Company leases a store in Fresno, California from River Park Properties VII. The Company receives cash distributions of approximately $500,000, recognizes income of approximately $300,000, and pays rents of approximately $1.3 million annually related to its corporate office lease with the Park 41 partnership. The Company also paid rent of $1.3 million in fiscal 2007 to River Park Properties VII related to the leased store in Fresno, California.

OTHER INFORMATION

Independent Registered Public Accounting Firm

On October 10, 2007, Deloitte & Touche LLP was dismissed as the independent registered public accounting firm for the Company. The decision to change the independent registered public accounting firm was approved by the Company's Board of Directors acting upon the recommendation of the Audit Committee.

The audit reports of Deloitte & Touche LLP on the financial statements of Gottschalks Inc. for the years ended February 3, 2007 and January 28, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except as follows:

Deloitte & Touche LLP's report, dated April 12, 2007 on the Company's financial statements as of and for the fiscal years ended February 3, 2007 and January 28, 2006 contained a separate paragraph stating:

"As discussed in Note 1 to the financial statements, on January 29, 2006, the Company changed its method of accounting for share based payment arrangements to conform to Statement of Financial Accounting Standards Board Statement No. 123-R, Share-Based Payment."

During the two fiscal years ended February 3, 2007 and the subsequent interim period through October 10, 2007, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which agreements if not resolved to the satisfaction of Deloitte & Touche LLP would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

During the two fiscal years ended February 3, 2007, and the subsequent interim period through October 10, 2007, there were no "reportable events" (as defined in Regulation S-K Item 304(a)(1)(v)).

A letter from Deloitte & Touche LLP is attached as Exhibit A to this proxy statement.

On October 15, 2007, we engaged BDO Seidman, LLP as our new independent accountants. During our 2006 and 2005 fiscal years and the subsequent interim period through October 15, 2007, we did not consult with BDO Seidman, LLP regarding either:

(i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a "disagreement" (as defined in Regulation S-K Item 304(a)(1)(iv) and the related instructions), or a "reportable event" (as defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of BDO Seidman, LLP are expected to be present at the 2008 annual meeting and will be available to answer appropriate questions and to make any statement they may desire. While it is presently anticipated that BDO Seidman, LLP will continue to serve as the Company's independent registered public accounting firm during fiscal 2008, and in that capacity will report on the Company's fiscal 2008 annual financial statements, the Audit Committee reserves the right to select a different independent registered public accounting firm at any time.

Audit Fees.

The following table shows the fees billed by BDO Seidman, LLP, our independent registered public accounting firm during fiscal 2007, and Deloitte & Touche LLP, our independent registered public accounting firm during fiscal 2006:

	Fiscal
	2007(1)		2006
Audit Fees	$818,073	(2)	$1,017,035	(3)
Tax Fees	-		171,370	(4)
	$818,073		$1,188,405

(1) Owing to the change in independent registered public accounting firm during fiscal 2007, the table excludes fees of $354,633 paid to Deloitte & Touche LLP for the reviews of the financial statements included in the Company's first and second quarter Form 10-Qs, and fees of $132,720 paid to Deloitte & Touche LLP for tax services. Also, the table excludes fees of $79,050 paid to Deloitte & Touche LLP in connection with the auditor transition.

(2) Includes the audit of the Company's financial statements and review of the financial statements included in the Company's third quarter Form 10-Q.

(3) Includes the audit of the Company's financial statements and reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q. Also includes advice on matters that arose during or as a result of the annual audit or reviews of interim financial statements.

(4) Includes fees for tax services, including review and preparation of the Company's tax returns and advice on tax compliance and planning.

The Company's Board of Directors has adopted a pre-approval policy which requires the Audit Committee to pre-approve all audit and permitted non-audit services to be rendered by the Company's auditors. During 2006 and 2007, the Audit Committee approved all audit and non-audit services. Our Audit Committee has determined that the rendering of other non-audit services by Deloitte & Touche LLP in fiscal 2006 and 2007 was compatible with maintaining their auditor independence.

Future Stockholder Proposals and Nominations

If you want to include a stockholder proposal in the proxy statement for the 2009 Annual Stockholders' Meeting, or intend to present a proposal at that Meeting, you must deliver a notice to the Company's Secretary at the Company's principal office located at 7 River Park Place East, Fresno, California 93720 no later than the close of business on January 25, 2009 and otherwise comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. If we do not receive notice by that date, no discussion of your proposal is required to be included in our 2009 proxy statement.

If you intend to present any other proposal at that Meeting, you must follow the procedures set forth in the Company's bylaws. You must deliver a notice to the Company's Secretary at the Company's principal executive offices no earlier than February 27, 2009 and no later than the close of business on March 27, 2009. If we do not receive notice during that period, your proposal will not have been timely and properly brought before the meeting and may not be considered there.

Stockholders can also nominate persons to be directors. If you want to nominate a person, you must follow the procedures set forth in the Company's bylaws. You must deliver a notice to the Company's Secretary at the Company's principal executive offices no earlier than February 20, 2009 and no later than the close of business on March 20, 2009. That notice must contain the information required by the bylaws about you and your nominees. Unless you have complied with these bylaw provisions, your nominee will not be accepted and cannot be voted on by the stockholders.

Other Matters

At the date of mailing of this proxy statement, we are not aware of any business to be presented at the annual meeting other than the proposals discussed above. If other proposals are properly brought before the meeting, any proxies returned to us will be voted as the proxyholders see fit.

You can obtain a copy of the Company's Annual Report on Form 10-K for the year ended February 2, 2008 at no charge by writing to the Company at 7 River Park Place East, Fresno, California 93720, Attention: Daniel T. Warzenski, Vice President, Chief Financial Officer. In addition, the Company's 2007 Annual Report on Form 10-K can be obtained from the Investor Relations section of the Company's website, http://www.gottschalks.com.

Stockholders or other interested parties may, at any time, communicate in writing with any particular director, or the independent directors as a group, by sending such written communication to the Company at 7 River Park Place East, Fresno, California 93720, Attention: Office of Internal Audit. Copies of written communications received at such address will be provided to the relevant director or the independent directors as a group unless such communications are considered, in the reasonable judgment of Internal Audit, to be improper for submission to the intended recipient(s). Examples of stockholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate to the Company's business or communications that relate to improper or irrelevant topics.

By order of the Board of Directors,

Jim Famalette
Chairman of the Board, President and Chief Executive Officer
May 20, 2008

Exhibit A

October 17, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4 of Gottschalks Inc.'s Form 8-K/A (Amendment No. 1) as filed with the Securities and Exchange Commission on October 17, 2007, and have the following comments:

  We agree with the statements made in paragraphs 1, 3, 4, 5, 6 and 7 of section (a) "Dismissal of independent registered public accounting firm".
  We have no basis on which to agree or disagree with paragraphs 2 or 8 of section (a) "Dismissal of independent registered public accounting firm" or any of the information in section (b) "Engagement of new independent registered public accounting firm".

Yours truly,

/s/ Deloitte & Touche LLP
San Francisco, California

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES ON PROPOSAL 1.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

	FOR	WITHHELD FOR ALL
1. Election of Directors.	☐	☐

Nominees:

(01) Joe Levy
(02) James R. Famalette
(03) Joseph J. Penbera
(04) Sharon Levy
(05) O. James Woodward III
(06) Frederick R. Ruiz
(07) James L. Czech
(08) Jorge Pont Sánchez
(09) Dale D. Achabal
(10) Thomas H. McPeters
(11) Phillip S. Schlein

WITHHELD FOR: (Write that nominee's name in the space provided below.)

____

I PLAN TO ATTEND MEETING ☐

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GOTTSCHALKS INC.

Signature____________________ **Signature**____________________ **Date**__________, **2008**

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME IS PRINTED. EACH JOINT TENANT SHOULD SIGN. EXECUTIVES, ADMINISTRATORS, TRUSTEES OR GUARDIANS SHOULD GIVE FULL TITLES WHEN SIGNING. PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/got Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	**OR**	**1-866-540-5760** Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose **MLink**[SM] for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY

GOTTSCHALKS INC.

ANNUAL MEETING OF STOCKHOLDERS, JUNE 25, 2008

The undersigned hereby appoints Joe Levy and James L. Czech and each of them, each with full power of substitution, as proxy of the undersigned to attend the Annual Stockholders' Meeting of Gottschalks Inc., to be held on June 25, 2008 at 10:00 a.m., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present as follows with respect to the following matters which are more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated on or about May 20, 2008, receipt of which is hereby acknowledged by the undersigned.

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

You can now access your Gottschalks Inc. account online.

Access your Gottschalks Inc. stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Gottschalks Inc., now makes it easy and convenient to get current information on your stockholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

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www.bnymellon.com/shareowner/isd

Investor ServiceDirect®

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TOLL FREE NUMBER: 1-800-370-1163